     As filed with the Securities and Exchange Commission on December 31, 1997
                                                     Registration No. 333-33593
===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                              Washington DC 20549

                             ---------------------
                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                       WORLDWIDE WIRELESS SYSTEMS, INC.
       (Exact name of Small Business Issuer as specified in its Charter)

         Delaware                         4841                            13-3831117
 (State of Incorporation)     (Primary standard industrial     I.R.S. employer identification No.
                                  classification code)

                                 P.O. Box 470
                              Ascutney, VT 05030
                                (802) 674-2206
              (Address and telephone number of Principal Offices)

                          Scott A. Wendel, President
                                 P.O. Box 470
                              Ascutney, VT 05030
                                (802) 674-2206
           (Name, address and telephone number of agent for service)


                                  Copies To:



              Peter S. Erly, Esq.            Steven Morse, Esq.
                 Gravel and Shea             Lester Morse, P.C.
        76 St. Paul Street, 7th Floor       111 Great Neck Road
                   P.O. Box 369             Great Neck, NY 11021
          Burlington, VT 05402-0369       Telephone: (516) 487-1446
          Telephone: (802) 658-0220       Facsimile: (516) 487-1452
       Facsimile: (802) 658-1456


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of a Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        CALCULATION OF REGISTRATION FEE
================================================================================


                                                      Proposed
                                                       maximum
     Title of each class of        Amount to be       aggregate               Proposed          Amount of
        securities to be            registered        Offering                 maximum         registration
           registered                  (1)            price(2)            offering price(1)       fee(2)
------------------------------------------------------------------------------------------------------------
Units ...........................   1,725,000        $12,075,000               $7.00            $3,181.50
-------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase
 Warrants   .....................   1,725,000         ----------               $0.10            $   45.45
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value  ...   1,725,000(3)      ----------               $8.40            $3,817.80
-------------------------------------------------------------------------------------------------------------
Totals   ........................   5,175,000         ----------                                $7,044.75(4)


================================================================================
(1) Total estimated solely for the purpose of determining the registration fee. Includes 225,000 Units included in the Representative's over-allotment option.

(2) Calculated pursuant to Rule 457(a) based on a bona fide estimate of the maximum offering price.

(3) Issuable upon exercise of the Warrants, together with such indeterminate number of securities as may be issuable by reason of the anti-dilution provisions contained therein.


(4) This amendment increases the number of shares to be issued from 1,250,000 to 1,725,000. A filing fee in the amount of $5,871.21 was submitted by wire transfer with the original filing. An additional filing fee in the amount of $1,173.54 is submitted by wire transfer with this amendment for a total filing fee of $7,044.75.

                Cross Reference Sheet Pursuant to Rule 404 (a)
                     Showing the Location In Prospectus of
                  Information Required by Items of Form SB-2




                 Item in Form SB-2                                     Prospectus Caption
----------------------------------------------------   ---------------------------------------------------
 1. Front of Registration Statement and Outside        Cover Page and Cover Page of
    Front Cover Page of Prospectus                      Registration Statement
 2. Inside Front and Outside Back Cover Pages of       Continued Cover Page, Table of Contents
    Prospectus
 3. Summary Information and Prospectus Summary         Prospectus Summary, Risk Factors, Financial
                                                       Information
 4. Use of Proceeds                                    Use of Proceeds
 5. Determination of Offering Price                    Cover Page, Underwriting, Risk Factors
 6. Dilution                                           Dilution
 7. Selling Securityholders                            Not Applicable
 8. Plan of Distribution                               Cover Page, Underwriting
 9. Legal Proceedings                                  Business
10. Directors, Executive Officers, Promoters, and      Management
    Certain Control Persons
11. Security Ownership of Certain Beneficial           Principal Shareholders and Management
    Owners and Management
12. Description of Securities                          Description of Securities
13. Interest of Named Experts and Counsel              Legal Opinions, Experts
14. Disclosure of Commission Position on               Item 24. Indemnification of Directors and Officers
    Securities Act Liabilities
15. Organization Within Five Years                     Prospectus Summary, Business, Principal
                                                       Shareholders, Certain Relationships and Related
                                                       Transactions, Risk Factors
16. Description of Business                            Business
17. Management's Discussion and Analysis or            Management's Discussion and Analysis of
    Plan of Operation                                  Financial Condition and Results of Operations
18. Description of Property                            Business
19. Certain Relationships and Related Transactions     Certain Relationships and Related Transactions
20. Market for Common Equity and Related               Not Applicable
    Stockholder Matters
21. Executive Compensation                             Management
22. Financial Statements                               Financial Statements
23. Changes in and Disagreements with                  Not Applicable
    Accountants and Financial Disclosure

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 31, 1997




                       WORLDWIDE WIRELESS SYSTEMS, INC.
1,500,000 Units consisting of 1,500,000 Shares of Common Stock and 1,500,000
                   Redeemable Common Stock Purchase Warrants


     Worldwide Wireless Systems, Inc. (the "Company") hereby offers 1,500,000 units (the "Units") each consisting of one share of Common Stock, $.01 par value ("Common Stock"), and one Redeemable Common Stock Purchase Warrant (the "Warrant"). The Common Stock and the Warrants are being sold only together and will be separately tradeable immediately upon issuance. It is currently estimated that the initial public offering price will be between $6.00 and $7.00 per Unit. Each Warrant entitles the holder to one share of Common Stock at a price of $___ per share during the five year period commencing on the date of this Prospectus. The Warrants are subject to redemption by the Company at any time commencing 12 months after the date of this Prospectus at a price of $.10 per warrant if the price per share of Common Stock equals or exceeds $9.00 for a prescribed period. See "DESCRIPTION OF SECURITIES".



     Prior to this offering, there has been no public market for the Units, the Common Stock or the Warrants. The offering price of the Units has been arbitrarily determined by negotiation between the Company and DuPont
Securities Group, Inc. (the "Representative") and are not related to the Company's asset value, net worth, or other established criteria of value. See "RISK FACTORS" and "UNDERWRITING." It is anticipated that following this offering, the shares of Common Stock and the Warrants will be quoted on the NASDAQ Small Cap(TM) Market under the symbols "WWYD" and "WWYDW," respectively.



     THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" which begin at
page --   AND "DILUTION."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

================================================================================

                                  Underwriting Discounts
                  Price to Public   and Commissions(1)    Proceeds to Company(2)
----------------------------------------------------------------------------
Per Unit  ......         $                  $                       $
--------------------------------------------------------------------------------
Total(3)  ......         $                  $                       $

================================================================================

(1) The Company has also agreed to pay the Representative a non-accountable expense allowance equal to 3% of the aggregate purchase price of the securities offered hereby and to issue Warrants to the Representative for the purchase of up to 150,000 Units at an exercise price equal to $_____ per unit (the "Underwriter's Warrants"). For additional information, including information regarding indemnification of the Representative and other matters, see "UNDERWRITING."

(2) Before deducting expenses of the offering payable by the Company, estimated at $975,000, including the Representative's non-accountable expense allowance.

(3) The Company has granted the Representative an option, exercisable within forty-five (45) days of the date of this Prospectus, to purchase up to 225,000 Units consisting of 225,000 additional shares of Common Stock and 225,000 additional Warrants on the same terms and conditions as set forth above to cover over-allotments, if any. If the over allotment option is exercised in full, the Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to _____, _____ and _____ respectively. See "UNDERWRITING" below.

                          -------------------------

     The Units offered hereby by the Company are being offered on a "firm commitment" basis by the several underwriters when, as and if delivered to and accepted by them, and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the Units will be made available at the offices of Dupont Securities Group, Inc., 19 Townsend Square, Oyster Bay, New York, on or about ____________, 1997.


                         Dupont Securities Group, Inc.
              The date of this Prospectus is ______________, 1997

     Prior to this offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will become subject to the Exchange Act reporting requirements upon effectiveness of the Registration Statement of which this Prospectus is a part. The Company intends to register the securities offered hereby under the Exchange Act simultaneously with the effectiveness of the Registration Statement. In accordance with the Exchange Act, the Company will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and copies of such material can be obtained from the Public Reference Section at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     The Company will furnish its shareholders with annual reports containing audited financial statements and such interim reports as it deems appropriate. The Company's fiscal year ends on June 30.

                           -------------------------
     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE OFFERING, CREATING A SYNDICATE SHORT POSITION. UNDERWRITERS MAY BID FOR AND PURCHASE UNITS, SHARES OF COMMON STOCK AND WARRANTS IN THE OPEN MARKET TO STABILIZE THE PRICES OF SUCH SECURITIES. THESE TRANSACTIONS MAY STABILIZE OR MAINTAIN THE MARKET PRICE OF SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE
PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY



     All statements contained herein that are not historical facts, including but not limited to, statements regarding the Company's plans for future development and operation of its business, are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: a lack of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; pricing pressures which could affect demand for the Company's services; changes in labor, equipment and capital costs; unavailability of digital compression technology and equipment at reasonable prices; the Company's inability to incorporate digital compression and other new technology into its subscription television system in a cost efficient manner; the Company's inability to develop and implement new services such as high-speed Internet access and telephony; the Company's inability to obtain the necessary authorizations from the Federal Communications Commission ("FCC") or state regulatory authorities for such new services; competitive factors, such as the introduction of new technologies and competitors into the wireless communications business and a failure by the Company to attract strategic partners; general business and economic conditions. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements speak only as of the date made.

     The following summary information is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise noted, the information in this Prospectus assumes an offering price of $6.00. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of (i) the Underwriter's over-allotment option; or (ii) the Underwriter's Warrants.


                                  THE COMPANY

     Worldwide Wireless Systems, Inc. (the "Company") is a Delaware corporation organized in 1994 to act as a holding and strategic resource company for wireless cable systems and advanced telecommunications systems. In March 1995, a wholly owned subsidiary of the Company, N.E.W. Acquisition Co., Inc., merged with New England Wireless, Inc. ("NEW"), a Vermont corporation engaged in wireless cable television activities. The Company's mission is to support, finance, and acquire new technologies for the wireless telecommunications markets in which it is active, now or in the future. The Company also intends to secure and assemble rights to frequencies in other markets.

     Using wireless technology, the Company intends to be one of the first "bundled" wireless services provider in the United States, offering consumers one-stop shopping for wireless cable television services, wireless Internet access services, wireless data transmission services, and wireless telephony services. The Company believes it can offer these services at substantial savings to the traditional delivery methods employed today. By offering bundled services, the Company believes that it can derive the greatest benefit from its technical infrastructure, reduce the number of subscribers required to achieve profitability, and generate increased brand recognition for each of its services.

     The Company's current wireless cable television system utilizes a delivery system located on Mount Mansfield (the "Mount Mansfield System"), the highest point in the state of Vermont. Currently, the Company provides wireless cable television services for single family residences, multiple dwelling units and commercial locations in northern Vermont and northeast New York.

     In the future, the Company intends to transfer its technology to a digital, multi-platform capability. This is expected to allow it to provide additional services, including wireless loop telephone service and Internet access, at lower prices than presently available through traditional providers of these services.

     The Mount Mansfield System commenced operations in August 1994. The system currently offers 23 channels, consisting of 18 satellite channels and 5 local broadcast channels. The wireless cable channels include 3 pay/premium cable channels. By employing digital compression technology, the Company expects to be able to offer subscribers 66 or more channels and has reserved remaining frequencies for use by Internet voice and data services. As of May 31, 1997, the system's initial signal pattern served an area with approximately 159,746 households. Based on information reported by third parties to the Vermont Department of Public Service, approximately 90,033 (56%) of these households do not currently subscribe to hard-wire cable television.

     Wireless cable systems use microwave frequencies licensed by the FCC to transmit signals over the air from a transmission tower to a microwave receiver installed at the customer's home or business. Wireless cable systems transmit signals over coverage areas of approximately 20 to 40 miles from their central transmission point, although increases in transmission power and other factors may expand the coverage area of a system to approximately 50 miles from the central transmission point. Because microwave signals are transmitted over the air, wireless cable technology does not require the costly infrastructure of cable and amplifiers utilized by franchise cable operators to deliver services. As a result, wireless cable technology has been demonstrated to be a reliable, yet relatively low cost medium for providing cable services to customers

     Wireless cable systems compete directly with hard-wire cable and satellite pay television suppliers. Traditional hard-wire cable systems deliver the television signal to a subscriber's location through a network of coaxial cable and amplifiers. While traditional hard-wire systems do not require a direct line-of-sight or an antenna at the subscriber location, they do require an infrastructure which is often not found in rural or underdeveloped areas. Unlike wireless cable television and hard-wire cable television providers, satellite systems are unable to provide local off-air VHF/UHF broadcast channels which offer local community access programming via satellite transmission. In addition, the fees and installation costs associated with satellite systems are considerably more expensive than those fees charged by the Company for its wireless cable services.

     Substantial portions of the areas served by the initial signal pattern of the Mount Mansfield System are not served by hard-wire cable systems. Because wireless cable television programming depends on line-of-sight transmission of its signal, certain areas within the initial signal area are not able to receive the Company's broadcast signals. In communities with dense foliage, hilly terrain, tall buildings or other obstructions in the transmission path, transmission may be blocked at certain locations. The Company estimates that approximately 33% of the potential viewers in its signal areas are not able to receive its signals. Signal repeaters known as "beam-benders" may be used to transmit to locations outside the line-of-sight. In order to bring its signal area coverage to 90%, the Company believes that approximately 22 beam-benders are required. To date, the Company has purchased 3 beam-benders.

     Because of continuing technological and regulatory developments within the telecommunications industry, the Company believes that it can best accomplish its business objectives by providing a variety of digital wireless services, instead of traditional analog-based technology utilized by the Company to date. Such digital wireless services could include: (i) digital video (i.e. subscription television), (ii) high-speed Internet access, and (iii) telephony services. A successful deployment of such service might include the full bundle of broad band (i.e. video and high speed Internet) and narrow band (i.e. telephony) services.

     The Company is currently in the process of evaluating the possible use of its wireless spectrum to provide telephony services. Although the development of such telephony services is in its early stages, management believes its wireless spectrum is capable of delivering wireless local loop ("WLL") service in the future through means and technologies it is currently exploring. On September 12, 1997, the Company executed an agreement with VocalTec, Inc. ("VocalTec") pursuant to which it has agreed to purchase software designed to permit telephone conferencing, and fax services over the Internet. The VocalTec technology to be used by the Company is intended to take advantage of the wireless broadcast capabilities of the Company. See "BUSINESS -- Other Technologies -- VocalTec, Inc." below. The Company has also executed a beta-site agreement with InterDigital Communications Corporation ("IDC"). At the present time, it is unable to predict the level of resources it will devote to the development of services using IDC's products. See "Business -- Other Technologies -- Local Wireless Corp. Telephone Service".

     The Company also has developed a role as a socially responsible company. The Company's wireless cable network also provides local access channels for community programming. The Company's involvement with Project KidCare, a program sponsored by a joint venture between Polaroid Corporation and the National Center for Missing and Exploited Children (see "BUSINESS"), provides further evidence of the Company's commitment to be a socially responsible member of the communities it serves.

     The Company's executive offices are located at Route 5 South, Ascutney, Vermont 05030 and its telephone number is (802) 674-2206.


                                 THE OFFERING

Securities Offered by the Company              1,500,000 Units consisting of 1,500,000 shares of
                                               Common Stock and 1,500,000 Redeemable Com-
                                               mon Stock Purchase Warrants. See "DESCRIP-
                                               TION OF SECURITIES."
Common Stock Outstanding before offering       2,968,302 shares
Common Stock Outstanding after offering(4)     4,468,302 shares
Use of Proceeds                                The Company will use the proceeds to repay
                                               indebtedness, to purchase additional capital equip-
                                               ment for the Mount Mansfield System for imple-
                                               mentation of digital compression technology, to
                                               acquire equipment necessary to employ, and to
                                               employ, VocalTec's technology and Internet ser-
                                               vices in its market area, and for working capital
                                               and other general corporate purposes. The Com-
                                               pany has also allocated a portion of the offering
                                               proceeds to the potential implementation of service
                                               using IDC's products in its market area. The Com-
                                               pany may use broad discretion in the use of pro-
                                               ceeds. Management has the right to re-allocate use
                                               of such proceeds. See "USE OF PROCEEDS."
Risk Factors                                   The securities offered hereby involve a high degree
                                               of risk including but not limited to: (i) the Compa-
                                               ny's independent auditors indicate substantial
                                               doubt about the Company's ability to continue as a
                                               going concern; (ii) the Company is currently in
                                               default under a number of agreements to which it
                                               is a party, and such defaults could cause substan-
                                               tial and irreparable injury through termination of
                                               such agreements, damages, or otherwise; (iii) pur-
                                               chasers of the Units will incur immediate and sub-
                                               stantial dilution; and (iv) other risks such as risks
                                               associated with the technologies to be imple-
                                               mented by the Company. See "RISK FACTORS"
                                               and "DILUTION."
Proposed NASDAQ SmallCap Marketsm              Common Stock WWYD, and Warrants WWYDW
  Symbols(5)



-------------
(4) Does not include exercise of underwriter's options.
(5) There is no assurance that a trading market will develop for the Company's Common Stock or Warrants or that, if developed, it will be sustained.

                        SUMMARY FINANCIAL INFORMATION

Statement of Operations Data:
                                                                                             Three Months Ended
                                                        Year Ended June 30,                     September 30,
                                               -------------------------------------   -------------------------------
                                                                                               (unaudited)
                                                   1996                1997               1996             1997
                                               -----------------   -----------------   -------------   ---------------
Revenue ....................................    $     323,144       $     354,621      $  88,756        $     96,810
                                                -------------       -------------      ---------        ------------
Service cost  ..............................           91,606             101,427         25,099              27,141
Programming and license fees ...............          799,285             850,600        202,973             231,408
Selling, general and administrative
  (expenses) income.........................          384,140             641,856        157,838           1,652,389
                                                -------------       -------------      ---------        ------------
(Loss) from operations .....................         (951,887)         (1,239,262)      (297,154)         (1,814,128)
Interest expense ...........................         (172,410)           (401,831)       (97,028)           (644,681)
Miscellaneous (expense)/income  ............           (6,948)            (43,440)         1,258                 547
                                                -------------       -------------      ---------        ------------
Net (loss) .................................    $  (1,131,245)      $  (1,684,533)     $(392,924)       $ (2,458,262)
                                                =============       =============      =========        ============
Net (loss) per share of common stock(1).....    $       (0.33)      $       (0.49)     $   (0.12)       $      (0.72)
                                                -------------       -------------      ---------        ------------
Weighted average number of shares of
  Common Stock outstanding   ...............        3,389,368           3,404,812      3,404,812           3,404,812
                                                =============       =============      =========        ============



Balance Sheet Data:


                                                                               September 30, 1997
                                                      June 30,         -----------------------------------
                                                        1997              Actual           As Adjusted(2)
                                                    ----------------   ----------------   ----------------
Working capital (deficit)   .....................    $ (3,581,704)      $ (3,598,959)      $  4,360,997
Total assets ....................................    $  1,633,632       $  1,544,527       $  6,472,527
Total liabilities  ..............................    $  3,728,816       $  3,721,367       $    884,411
Accumulated deficit   ...........................    $ (3,218,955)      $ (5,677,217)      $ (5,712,261)
(Capital deficiency)/stockholders' equity  ......    $ (2,095,184)      $ (2,176,840)      $  5,588,116

--------------
(1) Net loss per share is computed based upon the weighted average number of shares of Common Stock outstanding during the periods. Pursuant to the requirements of the Commission, all Common Stock and Common Stock equivalents issued within the 12 months immediately preceding the initial filing of the Registration Statement of which this Prospectus forms a part, at a price below the assumed offering price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price per share), have been included in the weighted average number of shares outstanding for all periods presented, utilizing the "treasury stock method."

(2) As adjusted to give effect to the sale of the 1,500,000 Units offered hereby at an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price) and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

     The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in, and affecting, the business of the Company and this offering before making an investment decision.

Limited Revenues; Accumulated Deficit; Ability to Continue as a Going Concern

     The Company was organized in 1994 and its subsidiary, NEW, commenced operations, on a limited basis, in August 1994. Currently, the Company has developed its facilities, and is seeking to expand its customer base through the application of new technologies. To date, the Company's operations have been limited to the development of its Mount Mansfield System through its subsidiary, NEW. The Company has no wireless cable operations in other markets. During the years ended June 30, 1997 and June 30, 1996, the Company had revenues of $354,621 and $323,144 and net losses of $1,684,533 and $1,131,245, respectively. At June 30, 1997 the Company had an accumulated deficit of $3,218,955 and a capital deficiency of $2,095,184. During the 3 months ended September 30, 1997 and September 30, 1996, the Company had revenues of $96,810 and $88,756, and net losses of $2,458,262 and $392,924, respectively. At September 30, 1997, the Company had an accumulated deficit of $5,677,217 and a capital deficiency of $2,176,840. In addition, during the three months ended September 30, 1997 the Company incurred a charge of $1,468,000 in connection with a stock option granted to Alan R. Ackerman. See "CERTAIN TRANSACTIONS" below. As a result of such continuing losses and other factors, the Company's independent auditors indicate that substantial doubt exists about the Company's ability to continue as a going concern. The Company's losses are attributable to the lack of a sufficient subscriber base on the part of the Company to cover its ongoing programming, licensing and other costs. The Company expects to continue experiencing net losses while it develops and expands its wireless cable systems and implements other technologies. No assurance can be given that the Company will generate substantial revenues or that the Company's business operations will prove to be profitable. The Company's operations are subject to all of the risks inherent in the establishment of a new business, particularly one in the highly competitive pay television industry. The likelihood of the success of the Company must be considered in light of the problems, expense, difficulties, complications, and delays frequently encountered in connection with establishing a new business, including, without limitation, market acceptance of the Company's services, regulatory problems, unanticipated expenses and competition. There can be no assurances that the Company's proposed business venture will be successful. See "BUSINESS."


Defaults Under Agreements

     NEW is currently in default of a number of its agreements because of payment arrearages including its lease of tower space on Mount Mansfield, Vermont where its transmitter is located. In addition, NEW is in default of its obligations under various license agreements pursuant to which it obtains broadcasting rights for frequencies covering its broadcast channels on its Mount Mansfield location. Termination of certain of these agreements could have a material negative impact on the Company and its business activities. The Company intends to cure payment defaults under these agreements with the proceeds of the offering. See "USE OF PROCEEDS."

Unpaid Indebtedness

     In connection with prior financings of the Company, a total of $732,000 in indebtedness as of September 30, 1997 is due and payable on demand exclusive of the Company's indebtedness to its principal shareholder, Alan R. Ackerman, and the Company lacks assets to pay such indebtedness. Although the Company intends to pay such indebtedness in part on completion of the offering, attempts to compel repayment prior to that time could negatively impact the Company's business operations. See "USE OF PROCEEDS."


Competition

     The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, Satellite Receivers, Direct Broadcast Satellites ("DBS") and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In areas where several local off-air VHF/UHF broadcast signals can be received without the benefit of cable television, cable television systems have also experienced competition from the availability of broadcast signals generally and have found market penetration more difficult.

     Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmitter facility to the subscriber's receiving antenna. In communities with dense foliage, hilly terrain, tall buildings or other obstructions in the transmission path, transmission is blocked at certain locations. Traditional hard-wire cable systems deliver the signal to a subscriber's location through a network of coaxial cable and amplifiers and do not require a direct line-of-sight for transmission. Therefore, those systems may have a competitive advantage over the Company in those areas where the reception of wireless cable transmissions is difficult or impossible. In addition, in limited circumstances, extreme adverse weather could damage wireless cable transmission and receiving antennas as well as transmission site equipment. Such conditions would not similarly affect hard-wire cable systems.

     Wireless cable programming can only be transmitted on the frequencies made available for wireless cable by the FCC. Currently, the number of channels of cable television programming that can be provided to subscribers of wireless cable systems is limited to 33. The Company plans to utilize the proceeds of the offering to implement digital compression technology to allow it to expand the number of channels it makes available to subscribers to 66, and thereby compete more effectively with hard-wire cable systems. Current hard wire cable companies in the Company's market area offer between approximately 20 and 60 channels to their subscribers compared to the 23 channels the Company currently offers through its Mount Mansfield System. Satellite Receivers and DBS have the capability of delivering over 100 channels of programming. The Company expects to be capable of delivering over 100 channels of programming through digital technology.

     Unlike hard-wire operations, wireless cable operators like the Company generally have to lease the wireless cable channels on which they transmit their programming from channel license holders. Leases generally require the Company to pay the lessor a fee based on a percentage of subscription revenues, averaging approximately 5%, or, if greater, a minimum monthly fee. Although hard-wire operators do not have to lease channels, they do have to pay franchise fees generally on all gross revenues from cable system operations and leasing fees for cables on telephone poles (as compared to only subscription revenues in the case of wireless cable), typically in the range of 3% to 5%, an expense that is not incurred by wireless operators. Programming is generally available to traditional hard-wire and wireless operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis.

     Certain hard-wire cable operators have announced their intention to develop interactive features for use by their subscribers, such as shopping via video catalogs and playing video games with neighbors. Interactive services are not currently available for wireless cable without a waiver from the FCC, but the FCC has proposed rules to allow 2-way transmission capability for the frequencies utilized by wireless cable operators. The Company believes that the same manufacturers who have developed digital compression converters for both hard-wire and wireless cable will also make new developments in interactivity available to both industry segments. The FCC has designated a return path channel for use in connection with interactive services which may be offered by wireless cable operators. The Company believes that, if it is economically feasible to do so, wireless cable systems can include two-way interactivity. There can be no assurance that interactive services will be made available for wireless cable systems and, therefore, to the extent such services are available on hard-wire cable systems, the Company could be at a competitive disadvantage.

     Legislative, regulatory, and technological developments may result in additional and significant new competition, including competition from local telephone companies. Many actual and potential competitors have greater financial, marketing, and other resources than the Company. No assurance can be given that the Company will compete successfully with hard-wire cable and other pay television systems, or other companies engaged in providing the media services provided by the Company. See "BUSINESS -- Competition."

Risks Associated with VocalTec

     The provision of Internet and wireless telephony by wireless cable operators like the Company has only occurred in limited market areas. In successfully marketing its services, the Company will face consumer acceptance challenges associated with the sale of services utilizing an unfamiliar technology.

     In addition, the market for Internet access services and telephone services is intensely competitive. The Company expects competition to persist, intensify and increase in the future. With respect to the software applications made available to the Company by VocalTec, Inc. there are a number of other software providers who are active in the Internet applications market. A number of these companies are developing new products or enhancing existing products specifically to operate in bandwidths compatible with that utilized by the Company. In addition, the competition and market for Internet telephony products is intense. Many companies distribute free Internet telephony applications offering basic functionality. The availability of such free Internet telephony applications may increase price pressure on the Company's products. Other established companies including telecommunications and telephone companies active in the Company's market area can also be expected to introduce competitive products. Technological advances and the financial resources of certain of these competitors could put the Company at a competitive disadvantage in its market area.

Development of New and Enhanced Products; Risks of Rapid Technological Change

     Introduction of products incorporating new technologies could render the Company's products and services obsolete and unmarketable and could exert price pressures on the Company's services. In particular, the market for voice and multi-media over the Internet is characterized by evolving industry standards and specifications. As these standards and specifications are adopted, the Company may be required to devote substantial time and expense in order to adapt its products. The Company's ability to anticipate changes in technology and to successfully introduce services and products in its market area in a cost effective and timely manner will be a critical determinant of the Company's profitability. There could be no assurance that the Company will successfully develop its contemplated Internet and telephony services in its market area.


Need for Additional Financing For Growth

     The growth of the Company's business will require substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and new system development. The Company will also require capital to construct and develop its broadcasting network to accommodate its activities as a beta-site for IDC's digital communications system, if ultimately implemented. The level of capital which will be required for this purpose has not been determined. Although the Company believes that the proceeds from this offering, together with funds expected to be generated from operations, will be sufficient to finance the Company's working capital requirements for at least 12 months following completion of this offering, there can be no assurance that the Company will generate sufficient revenues to fund its operations after that date. The Company believes that the net proceeds from this offering will be sufficient to achieve the level of approximately 8,000 subscribers to the Mount Mansfield System over the next 5 years and to employ digital compression technology for that system. Further significant growth in that system or expansion into new markets will require additional financing, which may not be available on satisfactory terms, if at all. Failure to obtain such additional financing could adversely affect the growth of the Company. The proceeds from this offering will not be sufficient to develop other wireless cable systems. Although the Company believes that operating revenues will enable it to expand the subscriber base for its existing system, there can be no assurance that the Company will generate adequate revenues to fund its growth. The Company does not have a bank line of credit and there can be no assurance that any required or desired financing will be available, through bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. To the extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of Common Stock. Additional debt could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns. The Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including programming costs, capital costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. See "USE OF PROCEEDS," "BUSINESS," and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS."


Inception of Telephone Operations

     The Company is in the preliminary stages of acquiring the permits and negotiating the contracts necessary to implement local wireless loop telephone service. The Company has not yet obtained the licenses or approvals necessary to commence such activities and there can be no assurance that it will successfully do so. In addition, it is impossible to determine at the current time what level of profits, if any, the Company will derive from the implementation of such service.

Ongoing Influence of the Representative

     Under the terms of its Underwriting Agreement with Dupont Securities Group, Inc. (the "Representative"), the Representative is granted a number of rights with respect to the future operations of the Company, including the right to designate a director or a non-voting advisor to the Board of Directors for 3 years from the closing of the offering, approve an independent auditing firm acceptable to the Representative for 5 years after the closing of the offering, purchase 150,000 Units of the Company's securities for 5 years after the closing of the offering, as well as other rights. Such rights, especially when considered on a cumulative basis, may afford the Representative a significant ongoing influence over the activities of the Company. Such influence could be exercised in a manner which conflicts with the best interests of the Company.


Lack of Prior Experience of the Representative

     Dupont Securities Group, Inc., the representative of the Underwriters, was formed in November 1996 and commenced operations in June 1997. It has never underwritten or participated in a public offering of securities. There can be no assurance that the Representative will be able to assist the Company in a successful completion of the offering.


Impediments to Proposed Expansion

     The Company has adopted a business strategy which includes, in part, growth through the development of additional wireless cable systems and the use and acceptance of other wireless technologies and products. This may or may not include technology developed by VocalTec or other companies. The Company's proposed wireless cable expansion will be dependent on, among other things, the degree of competition it encounters in its market area; its successful implementation of digital compression technology in its market area; its ability to incorporate technological changes into its product mix; the availability of suitable management and other personnel; the Company's general ability to manage growth; and the availability of adequate financing. The Company's management will be responsible for the selection of expansion opportunities in its sole discretion and shareholders will not be presented with advance information regarding expansion opportunities or the ability to approve or disapprove expansion opportunities. There can be no assurance that the Company will be successful in its proposed business strategy. See "BUSINESS" and "RISK FACTORS -- Need for Additional Financing for Growth."


Geographic Concentration in Vermont

     The Company's business and customer base is almost entirely located in Vermont. As a result, the Company does not have the benefit of diversification into various geographic areas which would insulate it from economic downturns in a particular market area. In the event of an economic reversal which particularly affects Vermont, the Company's business could be significantly and adversely affected.


Termination or Expiration of Channel Leases

     The Company is dependent on lease agreements with third parties for its wireless cable channels in the Mount Mansfield System (the "Lease Agreements"). As indicated above under "RISK FACTORS -- Defaults Under Agreements", the Company is in default of several Lease Agreements which may cause their termination. In addition, although the FCC does not have the authority to terminate the lease of the channel licenses, the Company's ability to continue to enjoy the benefits of the Lease Agreements will be dependent upon the channel license holders' continuing compliance with applicable regulations. Under the rules of the FCC, the term of a channel lease cannot exceed the term of the license granted by the FCC to the license holder. FCC licenses for wireless cable channels generally must be renewed every 10 years and there is no automatic renewal of such licenses. The Lease Agreements were commenced in 1991 and 1993 and have terms (with renewal options) of 20 years. The channel licenses leased to the Company pursuant to the Lease Agreements expire beginning in 2001. Channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's rules and policies. The termination of, or failure to renew, a channel lease would result in the Company's inability to deliver television programming on any such channel and would have a material adverse effect on the Company.

Necessary Revisions to License Agreements

     Although the Company has obtained consents of its licensing companies for the implementation of digital video services, the Company's license agreements do not currently permit the implementation of Internet, telephone or other non-video services. Consequently, the Company will need to negotiate amendments to those agreements to accommodate those technologies. Because the terms and conditions of those amendments have not been finalized, the Company is unable to predict the additional costs which it will incur in connection with such licensing agreements and the implementation of its contemplated new services technologies.


No Assurance of Continued Nasdaq Small Cap Listing: Penny Stock Rules

     The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial quotation and continued quotation of a security on Nasdaq. The standards for initial quotation require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $4.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $5,000,000, and that there be at least two market makers for the issuer's securities. While the Company expects to be approved for listing on Nasdaq, the Company's securities may be delisted for a variety of reasons. Nasdaq may delist the Common Stock of the Company if it finds it is in the public interest or if the Company fails to meet maintenance standards. The maintenance standards require, among other things, that an issuer have net tangible assets of at least $2,000,000 or market capitalization of at least $35,000,000 or $500,000 net revenue in 2 of its last 3 years; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" be at least $1,000,000; that the public float be at least 500,000 shares; and that there be at least two market-makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed below the bid price maintenance standard. An issuer may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq quotation. In addition, recent proposals which would impose more strict compliance standards if enacted would make it more difficult to maintain Nasdaq quotation for the Company's Units, Common Stock and Warrants. If the Company's Units, Common Stock and Warrants were to be excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq.

     If the Company is unable to satisfy Nasdaq's maintenance requirements and the price per share were to drop below $5.00, then unless the Company satisfied certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. If the Company's securities becomes subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities.


Dependence on Key Individuals

     The Company's development and success depends upon the continued contributions of Scott A. Wendel, President and Chief Executive Officer.
The Company has no keyman insurance on its officers. The loss of the services of Mr. Wendel could have a material, adverse effect on the Company. The Company has not entered into an employment agreement with Mr. Wendel although it intends to do so upon successful completion of the offering described in this Prospectus. Mr. Wendel devotes full business time to the Company. See "MANAGEMENT."

Limited Number of Experienced Management; Board Composition

     Of the executive officers of the Company, only Scott A. Wendel has had extensive experience in the cable television business. In the event that the Company were to lose the services of Mr. Wendel, the Company could experience a material and adverse disruption in its business activities. See "MANAGEMENT." In addition, upon completion of the offering, the Company will have 5 directors, 3 of whom will be outside directors.


Additional Management

     Upon completion of the offering, the Company intends to retain a new Chief Executive Officer and a new Chief Financial Officer. See "MANAGEMENT." Consequently, investors will not have the opportunity to evaluate the experience or qualifications of such persons prior to making an investment decision as to the Units. Furthermore, the Company may experience delays in retaining qualified individuals, and may not succeed in retaining such individuals on favorable terms.


Conflicts of Interest

     To the extent that there are insufficient revenues from operations, officers' salaries of up to approximately $200,000 will be paid from the proceeds of this offering within the first 12 months after the closing of the offering, and the principal amount of $1,200,000 will be repaid, from the proceeds of the offering, to the Company's principal stockholder who participated in a prior financing. Conflicts of interest could arise in the negotiation of the terms of any transaction between the Company and its shareholders, officers, directors, or affiliates. The Company has no plans or arrangements, including the hiring of an independent third party, for the resolution of disputes between the Company and such persons, if they arise. The Company and its public shareholders could be adversely affected should such individuals choose to place their own interests before those of the Company. No assurance can be given that conflicts of interest will not cause the Company to lose potential opportunities, profits, or management attention. The Company could acquire wireless cable systems or assets from management, principal shareholders or their affiliates or from entities in which management, principal shareholders or their affiliates may hold an interest. Such persons or entities could derive monetary or other benefits from such transactions. Such benefits could include, without limitation, the assumption of, or release from, liabilities incurred by such persons or result in increased control of the Company by such persons.


Physical Limitations of Wireless Cable Transmission

     Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small, Company-owned receiving antenna at each subscriber's location and requires "line-of-sight" transmission. Therefore, in communities with tall trees, hilly terrain, tall buildings, or other obstructions in the transmission path, transmission can be difficult or impossible to receive at certain locations without the use of signal repeaters known as "beam-benders". Traditional hard-wire cable systems do not have a line-of-sight concern with transmission and, therefore, may have a competitive advantage over the Company in those areas equipped with hard-wire cable systems where the reception of wireless cable transmission is difficult or impractical. See "BUSINESS."


Government Regulation

     The business of the Company is indirectly subject to regulation by the FCC and other regulatory agencies. The right to transmit on wireless cable channels is regulated by the FCC and the retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office (the "U.S. Copyright Office") pursuant to the Copyright Act of 1976, as amended (the "Copyright Act").

     Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems which provide for, among other things, reductions in the basic service and equipment rates charged by most hard-wire cable operators and FCC oversight of rates for all other services and equipment. The Cable Act also provides for rate deregulation of a traditional hard-wire cable operator in a particular market once there is "effective competition" in that market. Effective competition exists, among other circumstances, when another multi-channel video provider exceeds a 15% penetration in that market. FCC regulations continue to apply to traditional hard-wire cable operators as to price and service absent effective competition. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on the Company in particular.

     Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The U.S. Copyright office has taken the position that, effective January 1, 1995, wireless cable operators, unlike traditional hard-wire cable operators, will not be "cable systems" entitled to a compulsory license under the Copyright Act. Pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The Company has obtained such consent for 5 broadcast channels in the Mount Mansfield System that the Company is retransmitting on a wireless cable channel. See "BUSINESS -- The Mount Mansfield System -- Programming."


Dependence on Programming Agreements

     In connection with its distribution of television programming, the Company is dependent on fixed-term contracts with various program suppliers. If such contracts are canceled or not renewed, the Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Company's subscribers. The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to price, terms and conditions of sale of programming. See "BUSINESS -- The Mount Mansfield System -- Programming."

Unproved Basis for Company Plans

     The Company's plans for implementation of its proposed business operations and achieving profitability from the application of digital compression technology in its intended operations are based on the industry experience and judgment of its management, and upon certain available information concerning the wireless cable industry in general and the Company's potential markets. No independent market studies have been conducted concerning the extent to which customers will subscribe to the Company's wireless cable services, as expanded through digital technology, nor are any such studies planned. There can be no assurance that the Company's plans will materialize. See "BUSINESS."


Voting Power of Present Management

     Upon completion of this offering, Alan R. Ackerman will own approximately 36% of the outstanding Common Stock of the Company. Consequently, Mr. Ackerman may be in a position to influence a majority of the Company's Directors and generally to exercise control over the Company's affairs. See "MANAGEMENT" and "PRINCIPAL STOCKHOLDERS."


Dividends Unlikely

     The Company has not paid any dividends on its Common Stock and does not intend to declare or pay cash dividends in the foreseeable future. Earnings are expected to be retained to provide funds for operation and expansion. See "DIVIDEND POLICY."

Risk of Future Sales of Common Stock

     Upon completion of this offering, members of management and the other existing shareholders of the Company will own 2,968,302 shares of Common Stock of the Company, representing approximately 66% of the outstanding shares of Common Stock immediately following the offering. Options to purchase an additional 402,776 shares have been issued to Alan R. Ackerman, the Company's principal shareholder. Another 393,283 shares of Common Stock are issuable by the Company upon exercise of outstanding Warrants. All of these shares are deemed "restricted securities" as defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and were acquired or were derived from securities purchased prior to the date hereof. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a 1-year holding period may, under certain circumstances, sell within any 3-month period a number of restricted securities which does not exceed the greater of one percent (1%) of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule
144. In addition, Rule 144 permits,
under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a 2-year holding period without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock. The vast majority of shares issued prior to inception of the offering (other than shares held by affiliates and shares not issued yet pursuant to Warrants previously issued) may be sold pursuant to Rule 144 immediately after completion of the offering; however, the shareholders of the Company have agreed with the Representative not to offer or sell any shares of Common Stock for a period of 1 year following the date of this Prospectus. See "PRINCIPAL STOCKHOLDERS," "UNDERWRITING," and "DESCRIPTION OF SECURITIES."


No Prior Market

     There has been no prior market for the Units, Common Stock or Warrants and there is no assurance that an active public market for the securities will develop or be sustained after completion of this offering. The public offering price of the Common Stock and the exercise price of the Warrant have been determined by negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. It is anticipated that the Common Stock will be listed on the NASDAQ Small Cap(TM) Market upon completion of this offering. Even if such securities are so listed, there can be no assurance that the Company will continue to meet such listing requirements.


Dilution

     Purchasers who acquire Common Stock will incur immediate and substantial dilution from the public offering price. Giving retroactive effect to the consummation of the offering made hereby, the Company's pro forma net tangible book value at September 30, 1997 would have been $1.22 per share representing an immediate increase in net tangible book value of $2.06 per share to the present shareholders and an immediate dilution of $5.28 per share of Common Stock, or approximately 81%, to public investors from the public offering price. See "DILUTION."


Risk of Redemption of the Warrants

     Under the terms of the Warrants, the Warrants can be redeemed for a price of $.10 per Warrant any time commencing 12 months after the date of this Prospectus if the price per share of the Common Stock of the Company exceeds $9.00 per share for a period in excess of 20 consecutive trading days. Such redemption right, if exercised, would significantly reduce the economic value of Warrants not previously used to acquire Common Stock.


Volatility of Stock

     The market prices for securities of newly public companies have historically been highly volatile. Future announcements concerning the Company or its competitors, including operating results, technological innovation, and government regulations, could have a significant impact on the market price of the Common Stock.


Risk of Market Confusion

     An unaffiliated corporation has been formed with the name Worldwide Wireless, Inc. in Delaware. The Company is not aware of any entity doing business in the eastern United States using the name Worldwide Wireless or using Worldwide Wireless in combination with other words in its name. However, the Company has not taken steps to register its name as a service mark with the United States Patent and Trademark Office. Therefore, the possibility exists that Worldwide Wireless, Inc., a Delaware corporation or another competitor, could enter markets in which the Company plans to operate or operates, and materially and adversely affect the Company due to resultant market confusion.


Risk of Authorization of Preferred Stock

     The Company's Certificate of Incorporation authorizes the issuance of 2,500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "DESCRIPTION OF SECURITIES."


Risk of Non-Registration of Securities in Certain Jurisdictions

     The Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of Warrants and the resale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post-effective amendments to its registration statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws. Its failure to do so may restrict the ability of the Warrant holders to exercise the Warrants and resell or otherwise dispose of the underlying Common Stock.


                                   DILUTION

      As of September 30, 1997, the Company had a net tangible book value (deficit) of $(2,507,268) or approximately $(0.84) per share of Common Stock. Net tangible book value (deficit) per share represents the amount of the Company's total tangible assets, less liabilities, divided by the number of shares of Common Stock outstanding. Giving retroactive effect to the consummation of the offering made hereby, assuming an initial public offering price of $6.50 per share of Common Stock without giving any effect to the value of the Warrants included in the Units (which is the mid-point of the expected price range of the offering, less underwriting discounts and estimated offering expenses), the pro forma net tangible book value at September 30, 1997 should have been $1.22 per share representing an immediate increase in net tangible book value of $2.06 per share to the present shareholders and an immediate dilution of $5.28 per share of Common Stock, or approximately 81%, to public investors from the public offering price. Dilution per share represents the difference between the public offering price and the pro forma net tangible book value per share after the offering.


     The following table illustrates the dilution per share of Common Stock to be incurred by public investors from the public offering price:


       Assumed initial public offering price  ........................                 $6.50
          Net negative tangible book value before offering   .........   ($  0.84)
          Increase attributable to public investors(1) ...............     2.06
                                                                         --------
       Pro forma net tangible book value after offering   ............                  1.22
                                                                                       -----
       Dilution of net tangible book value to public investors  ......                  5.28
                                                                                       =====

     The following table sets forth the difference between the present shareholders and the public investors with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share:



                                                                                         Weighted
                                      Shares Purchased          Total Consideration       Average
                                   -----------------------   -------------------------     Price
                                    Number       Percent       Amount        Percent     Per Share
                                   -----------   ---------   -------------   ---------   ----------
Existing stockholders(1)  ......   2,968,302         66%      $ 2,985,605        23%     $1.01
Public investors(2).............   1,500,000         34%      $ 9,750,000        77%     $6.50
                                   ---------         --       -----------        --
                                   4,468,302        100%      $12,735,605       100%
                                   =========        ===       ===========       ===

------------
(1) Includes $1,059,109 paid by shareholders of New England Wireless, Inc., the Company's predecessor.
(2) Based on the midpoint of the currently anticipated range of the initial public offering price.

     The foregoing table assumes no exercise of the Representative's over-allotment option. If such option is exercised in full the new investors will have paid 11,212,500 (based on an assumed price of $6.50 per Unit, the midpoint of the currently anticipated range of the initial public offering price) for 1,725,000 Units, representing approximately 79% of the total consideration for 37% of the total number of shares outstanding. In addition, computations set forth in the above table exclude an aggregate of 796,059 shares of Common Stock reserved for issuance upon the exercise of currently outstanding stock options and warrants and 300,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Warrants. See "DESCRIPTION OF SECURITIES" and "UNDERWRITING."

                                USE OF PROCEEDS


     The net proceeds (after deducting underwriting discounts and other expenses of the offering payable by the Company) from the sale of the Units offered hereby by the Company, are estimated to be approximately $7,850,000. The net proceeds have been calculated using a price of $6.50, which is the midpoint of the initial public offering price of between $6.00 and $7.00. The net proceeds are expected to be used over approximately 12 months following the completion of this offering for the following purposes:


                                                     Approximate          Percentage of
Application                                     Amount of Net Proceeds     Net Proceeds
----------------------------------------------  ------------------------  --------------
Repay indebtedness(1) ........................         $2,857,000          36.4%
Capital expenditures(2)  .....................         $4,459,000          56.8%
Personnel and installation expenses(3)  ......         $  282,000           3.6%
Working capital(4) ...........................         $  252,000           3.2%
                                                       ----------         -----
Total  .......................................         $7,850,000         100.0%
                                                       ----------         -----

------------
(1) Consists of the repayment of (i) $862,000 on promissory notes issued in connection with private placements of the Company's promissory notes (the "Notes") carrying interest rates between 7.5% and 12% per annum, (ii) repayment of indebtedness to the Company's principal shareholder of $1,200,000, which carries an annual interest rate of 7.5% and (iii) repayment of trade indebtedness of approximately $795,000. The Notes have matured and are currently payable. The proceeds from the Notes were used primarily to pay costs associated with the inception of the Company's broadcasting activities, including compensation expenses, and to purchase transmission and other equipment See "Capitalization".

(2) To be used to expand and upgrade transmission equipment to incorporate digital compression technology, and digital reception equipment at subscriber locations. This number reflects amounts anticipated to be required to purchase equipment and implement services based on technology to be made available by VocalTec and potentially IDC. In addition, the Company also plans to make additional investments in analog equipment where operating conditions or other circumstances make digital equipment unavailable, and in other technologies where appropriate.

(3) Includes expenses for outside contract labor for subscriber installations and salaries and benefits for Company installation, administrative, and sales personnel. To the extent that there are insufficient revenues from operations, officers' salaries will be paid from the proceeds of this offering allocated to personnel and installation expenses. See "MANAGEMENT."

(4) Proceeds allocated to working capital will be used to fund general operations of the Company.


     The foregoing represents the Company's best estimate of the allocation of the net proceeds of this offering based upon the current status of its business operations, its current plans and current economic conditions. Future events, including the problems, delays, expenses and complications frequently encountered by early stage companies as well as changes in regulatory, political and competitive conditions affecting the Company's business and the success or lack thereof of the Company's marketing efforts, may make shifts in the allocation of funds necessary or desirable.


     Prior to expenditure, the net proceeds will be invested in short-term, interest bearing investment grade securities or money market funds. Any proceeds received upon exercise of the Underwriter's over-allotment option, as well as income from investments, will be used for working capital.



                                DIVIDEND POLICY

     The Company has never paid a cash dividend and does not anticipate the payment of cash dividends on its Common Stock in the foreseeable future as earnings are expected to be retained to finance the Company's growth. Declaration of dividends in the future will be at the discretion of the Company's Board of Directors, which will review its dividend policy from time to time.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997, and as adjusted to give effect to the issuance and sale of the securities offered hereby and the initial application of the estimated net proceeds therefrom after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company:






                                                                                    September 30, 1997
                                                                             ---------------------------------
                                                                               Actual          As Adjusted
                                                                             ---------------   ---------------
Notes Payable, net of unamortized debt discount of $35,044(1).............    $  2,313,013      $    416,057
                                                                              ------------      ------------
Preferred Stock; $0.01 par value; 2,500,000 shares authorized; none issued
 and outstanding .........................................................              --                --
Common stock, $0.01 par value, 20,000,000 shares authorized; 2,968,302 shares issued and outstanding at September 30, 1997; 4,468,302 shares
 issued and outstanding at September 30, 1997 as adjusted(2)..............          29,683            44,683
Additional paid in capital   .............................................       3,470,694        11,255,694
Accumulated deficit(3)....................................................      (5,677,217)       (5,712,261)
                                                                              ------------      ------------
Total stockholders' equity (capital deficiency)   ........................      (2,176,840)        5,588,116
                                                                              ------------      ------------
Total capitalization   ...................................................    $    136,173         6,004,173
                                                                              ============      ============

---------

(1) Includes $1,200,000 payable on the completion of the Offering to the Company's principal stockholder, repayment of promissory notes outstanding at September 30, 1997 of $732,000 and promissory notes issued subsequent to September 30, 1997 of $130,000. See "Use of Proceeds."

(2) Excludes (i) up to 450,000 shares of Common Stock issuable upon exercise of the underwriter's over-allotment option and underlying Warrants; (ii) 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units offered hereby; (iii) 393,283 shares of Common Stock issuable upon exercise of Warrants issued with promissory notes and for services; (iv) 300,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants; (v) 402,776 shares of Common Stock issuable upon exercise of an option granted to the Company's Chairman. See "Certain Transactions."

(3) Gives effect to the recognition of $35,044 of expense upon the closing of the Offering representing debt discount. See "Use of Proceeds."

                            SELECTED FINANCIAL DATA

     The following selected financial data are qualified in their entirety by, and should be read in conjunction with, the Company's Financial Statements and the notes thereto and "Management's Discussion and Analysis," included elsewhere in this Prospectus. The selected financial data for years ended June 30, 1996 and June 30, 1997 have been derived from the Company's Financial Statements, which have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report included elsewhere in this Prospectus.


Statement of Operations Data:


                                                                                             Three Months Ended
                                                        Year Ended June 30,                     September 30,
                                               -------------------------------------   -------------------------------
                                                   1996                1997               1996             1997
                                               -----------------   -----------------   -------------   ---------------
Revenue ....................................    $     323,144       $     354,621      $  88,756        $     96,810
                                                -------------       -------------      ---------        ------------
Service cost  ..............................           91,606             101,427         25,099              27,141
Programming and license fees ...............          799,285             850,600        202,973             231,408
Selling, general and administrative
 expenses  .................................          384,140             641,856        157,838           1,652,389
                                                -------------       -------------      ---------        ------------
(Loss) from operations .....................         (951,887)         (1,239,262)      (297,154)         (1,814,128)
Interest expense ...........................         (172,410)           (401,831)       (97,028)           (644,681)
Miscellaneous expense  .....................           (6,948)            (43,440)         1,258                 547
                                                -------------       -------------      ---------        ------------
Net (loss) .................................    $  (1,131,245)      $  (1,684,533)     $(392,924)       $ (2,458,262)
                                                =============       =============      =========        ============
Net (loss) per share of common stock(1) ....    $       (0.33)      $       (0.49)     $   (0.12)       $      (0.72)
                                                -------------       -------------      ---------        ------------
Weighted average number of shares of
 Common Stock outstanding ..................        3,389,368           3,404,812      3,404,812           3,404,812
                                                =============       =============      =========        ============


Balance Sheet Data:


                                                                               September 30, 1997
                                                      June 30,         -----------------------------------
                                                        1997              Actual           As Adjusted(2)
                                                    ----------------   ----------------   ----------------
Working capital (deficit)   .....................    $ (3,581,704)      $ (3,598,959)      $  4,360,997
Total assets ....................................    $  1,633,632       $  1,544,527       $  6,472,527
Total liabilities  ..............................    $  3,728,816       $  3,721,367       $    884,411
Accumulated deficit   ...........................    $ (3,218,955)      $ (5,677,217)      $ (5,172,261)
(Capital deficiency)/stockholders' equity  ......    $ (2,095,184)      $ (2,176,840)      $  5,588,116



--------------
(1) Net loss per share is computed based upon the weighted average number of shares of Common Stock outstanding during the periods. Pursuant to the requirements of the Commission, all Common Stock and Common Stock equivalents issued within the 12 months immediately preceding the initial filing of the Registration Statement of which this Prospectus Forms a part, at a price below the assumed offering price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price per share), have been included in the weighted average number of shares outstanding for all periods presented, utilizing the "treasury stock method."

(2) As adjusted to give effect to the sale of the 1,500,000 Units offered hereby at an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price) and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General


     The discussion set forth below with regard to the Company relates to the business operations conducted by the Company from the time of its organization in April 1994, through September 30, 1997. The operations in which the Company engaged prior to March 11, 1995 were conducted on a limited basis while the Company's management devoted the bulk of their time and resources to the development of a relationship with NEW, which it acquired in March, 1995. Subsequent to that acquisition, the Company has devoted its efforts to the development of its wireless cable operations in Vermont, as well as the exploration of other technological opportunities in the wireless arena. The Company reported using a December 31 year end for its 1994 fiscal year and converted to a June 30 year end for the period ended June 30, 1995.

Results of Operations

     Six Months Ended June 30, 1995 Compared With Year Ended June 30, 1996. The Company generated revenues in the form of subscription revenues earned from provision of its wireless cable television services during 1995 and 1996 in the amount of $112,574 and $323,144, respectively. However, the Company lacked enough subscribers to generate revenues sufficient to cover its operating expenses which were $572,153 and $1,275,031 realized during fiscal periods 1995 and 1996. These operating expenses consisted primarily of programming and license fees and selling, general and administrative expenses. During the periods in question, the level of operating revenue remained at approximately 40% of programming and license fees. However, general and administrative expenses were reduced from 238% of operating revenue in 1995 to 119% of operating revenue in 1996. This decrease was due primarily to reductions in operations and personnel. Nevertheless, the levels of these expenses, together with the Company's interest expenses of $50,083 and $172,410 during the respective periods resulted in operating losses of $517,943 and $1,131,245 during 1995 and 1996 respectively.

     Year Ended June 30, 1996 Compared With Year Ended June 30, 1997. The Company generated revenues in the form of subscription revenues earned from provision of its wireless cable television services during 1996 and 1997 in the amount of $323,144 and $354,621, respectively. However, the Company lacked enough subscribers to generate revenues sufficient to cover its operating expenses which were $1,275,031 and $1,593,883 realized during fiscal years 1996 and 1997. These operating expenses consisted primarily of programming and license fees and selling, general and administrative expenses. During the periods in question, the level of operating revenue remained at approximately 40% of programming and license fees. However, general and administrative expenses increased from 119% of operating revenue in 1996 to 181% of operating revenue in 1997.

     3 Months Ended September 30, 1996 Compared with 3 Months Ended September 30, 1997. The Company generated revenues in the form of subscription revenues earned from provision of its wireless cable television services during the 3 months ended September 30, 1996 and the 3 months ended September 30, 1997 in the amount of $88,756 and $96,810, respectively. However, the Company lacked enough subscribers to generate revenues sufficient to cover its operating expenses which were $385,910 and $1,910,938 during the 3 months ended September 30, 1996 and 3 months ended September 30, 1997, respectively. These operating expenses consisted primarily of programming and license fees and selling, general and administrative expenses. During the 3 months ended September 30, 1996 and the 3 months ended September 30, 1997, the Company incurred net losses of $392,924 and $2,458,262, respectively. At September 30, 1997, the Company had an accumulated deficit of $5,677,217 and a capital deficiency of $2,176,840. The increase in net losses for the period in 1997 over the same period in 1996 is attributable to a charge recorded as compensation for an option granted to the Company's principal shareholder, Alan R. Ackerman valued at $1,468,000 and interest expense recorded on conversion of indebtedness in the amount of approximately $383,000.

     During this period, the Company experienced continuing cash shortages due to an insufficient subscriber base. The resulting cash shortages made it unable to advertise or otherwise aggressively promote its services. It also made the Company unable to pursue the acquisition of other cable television systems or the implementation of new technologies which might have improved its profitability.


Liquidity and Capital Resources

     The Company has financed its initial operations, and it has been financing the activities it has been conducting, with debt and equity capital that it has raised through private placements of its securities during the period in question. The proceeds of the sale of such equity and indebtedness have been used to defray the ongoing operating cash shortfalls experienced by the Company. The major portion of finances have been made available through loans from Alan R. Ackerman. As of September 30, 1997, Mr. Ackerman had made loans to the Company with an outstanding principal balance of $1,616,057 plus accrued but unpaid interest. The Company plans to retire $1,200,000 of such indebtedness out of the proceeds of the offering. See "USE OF PROCEEDS."

     The Company intends to devote approximately $4,459,000 of the proceeds of the offering to the acquisition and installation of equipment necessary to convert its broadcast system to digital technology. The Company expects that this level of funding should be sufficient to complete such conversion. The Company also expects to expend approximately $282,000 in personnel and installation expenses in connection with the expansion of the system. As the Company moves to a digital platform, the existing 50-watt analog equipment will be modified to operate in a digital format, and used in the Burlington, Vermont market. Any equipment that cannot be modified will be used in smaller markets where digitally platformed environments are not economically viable, such as rural markets with fewer than 5,000 potential subscribers. The Company expects to enter into an employment agreement with Scott A. Wendel, its President and CEO, which will provide for annual compensation of $100,000.

     During 1995, the Company issued 40,000 shares of its stock to 3 individuals at a price of $3.00 per share.

     On April 14, 1995 the Company issued a promissory note to an accredited investor in the amount of $150,000 due on demand after 180 days. The note carried an interest rate of 7.5%.

     On August 21, 1995, the Company issued $150,000 of convertible promissory notes to 5 accredited investors with annual interest rates of 8%. The notes were due and payable on June 30, 1996. The notes afford the holders thereof the right to convert into shares of the Company's common stock at $3.50, and also afford the holders of the notes "piggy-back" registration rights with respect to such shares as to any registration statements filed by the Company after completion of its initial public offering.

     On August 22, 1995, the Company issued a promissory note to an accredited investor in the amount of $25,000 due on demand after 180 days. The note carried an interest rate of 7.5%.

     During December 21, 1995 through January 4, 1996, the Company issued convertible promissory notes in an aggregate principal amount of $87,500 at an annual interest rate of 7.5% (increasing to 12% if not timely paid) to 2 investors. These notes were converted into 25,000 shares of the Company's common stock at a price of $3.50 per share.

     In January 1996, the Company issued a promissory note to an accredited investor in the amount of $24,500 due on demand after 180 days. The note carried an interest rate of 7.5%

     On April 4, 1996, the Company issued a promissory note to an accredited investor in the principal amount of $100,000 with an annual interest rate of 8.5% (increasing to 12% if not timely paid) due 180 days after issuance. The note provided for the issuance of 25,000 Warrants (issued during April 1997) to purchase the Company's common stock at the lesser of $3.00 or 50% of the offering price for a period from the 14th month until the 36th month after completion of a public offering of the Company's stock.

     On August 29, 1996, the Company completed a private placement of $330,000 of promissory notes with attached Warrants to five investors. The notes provided an annual interest rate of 10%, and for conversion into the Company's common stock at $3.00 per share. The notes were due on March 1, 1997. The Warrants entitle the holders thereof to purchase an aggregate of 82,500 shares of the Company's common stock at the lesser of $3.00 per share or 50% of the price per share of the Company's common stock in a public offering of its securities.

     On December 19, 1996 and January 7, 1997, the Company issued 2 promissory notes with attached warrants to accredited investors in the aggregate principal amount of $90,000 with an interest rate of 10%. The notes were due on March 1, 1997 and on July 7, 1997. The warrants entitle the holders thereof to purchase an aggregate of 22,500 shares of the Company's common stock at the lesser of $3.00 or 50% of the public offering price.

     On March 31, 1997 and April 23, 1997, the Company issued an aggregate of $30,000 in promissory notes to two investors. One note, in the principal amount of $5,000, carries an interest rate of 7.5% per annum and is due 180 days from issuance. The note is convertible into common stock at $3.00 per share. The other note, in the principal amount of $25,000, carries an interest rate of prime +1% (increasing to 12% per annum if not timely paid) and is due on March 31, 1998. The Company also issued warrants to purchase an aggregate of 7,500 shares of its common stock at the lower of $3.00 or 50% of the price per share of the Company's common stock in a public offering of its securities exercisable during the period from the 14th month through the 36th month after the completion of the offering.

     On May 21, 1997, the Company issued a promissory note to InterDigital Communications Corporation in the amount of $250,000. The note carries an interest rate of prime +1% (increasing to 12% per annum if not timely paid) and is due on March 31, 1998. The Company also issued warrants to purchase 62,000 shares of its common stock at 50% of the price per share of the Company's common stock in a public offering of its securities exercisable during the period from the 14th month until the 36th month after the completion of the offering.

     In May 1997, an investor converted $210,000 of indebtedness of the Company in return for 70,000 shares of the Company's common stock and 43,500 warrants to purchase the Company's common stock exercisable at the lesser of $3.00 per share or 50% of the price per share of the Company's common stock in a public offering of its securities.

     In June 1997, the Company issued warrants to purchase 12,375 shares of the Company's common stock to holders of 2 promissory notes. The warrants are execisable at the lesser of $3.00 or 50% of the public offering price.

     In July 1997, the Company issued 2 promissory notes to accredited investors in the aggregate amount of $84,000 at an interest rate of 7.5% due in 180 days, payable on demand. The Company also issued warrants to purchase 15,000 shares of the Company's common stock at the lesser of $3.00 or 50% of the public offering price.

     In August 1997, the Company made an offer to all existing noteholders to issue shares of its common stock in exchange for outstanding indebtedness at a price equal to the lesser of $3.00 per share or 50% of the price per share of the Company's common stock in a public offering of its securities. To date, noteholders have elected to convert $299,500 in principal and $28,526 in interest into 109,341 shares of its common stock. The Company will have to issue pro-rated additional shares of its stock to such persons to the extent that the per Unit price in this offering is less than $6.00.

     In August 1997, in consideration of delays which it has experienced in securing financing necessary to pursue its operations, the Company has agreed to issue Warrants to purchase 12,908 shares of its common stock to persons who previously elected to exchange their indebtedness of NEW for shares of the Company's common stock in connection with the Company's acquisition of NEW through a merger with its subsidiary in March, 1995.

     In August 1997, the Company issued an option to purchase 402,776 of its shares of common stock to Alan R. Ackerman, its principal stockholder, in consideration of past services rendered to the Company. The option is exercisable at the lesser of $3.00 or 50% of the public offering price for a period commencing on the 14th month and ending on the 36th month following completion of the contemplated offering.

     In September 1997, the Company issued a promissory note to an accredited investor in the amount of $8,000 at an interest rate of 7.5% due in 180 days on demand.

     At September 30, 1997, except for notes aggregating $364,000 (which mature during October 1997 through March 1998), the Company is in default of its obligations under its notes. Its noteholders could take action to enforce the Company's obligations and such action, if taken, could materially and adversely affect the Company.

     On October 20, 1997 and November 11, 1997, the Company issued 2 promissory notes to accredited investors in the amount of $30,000 with an interest rate of 7.5% and $100,000 with an interest rate of 8.5%, respectively. The notes are due 10 days after receipt of payment by the Company pursuant to a public offering of its common stock or on April 30, 1998, whichever occurs first.

     On October 31, 1997, the Company issued warrants to purchase a total of 37,500 shares to holders of 5 promissory notes in consideration of delays in repaying their indebtedness. The warrants are exercisable at the lesser of $3.00 or 50% of the public offering price during the period commencing on the 14th month and ending on the 36th month following the contemplated offering.

     In connection with services rendered, the Company issued warrants to purchase 72,500 shares of the Company's common stock at the lesser of $3.00 or 50% of the public offering price for a period commencing on the 14th month and ending on the 36th month after the completion of a public offering of the Company's common stock.

     Except for transactions with Alan R. Ackerman, as noted, all of these transactions were with unaffiliated persons.

Year 2000 Computer Problem

     The Company does not anticipate any material impact on its operations, which might arise from the year 2000 computer problems.



                                   BUSINESS

Background

     The Company is a developer, owner and operator of a wireless cable television system in northern Vermont. Through its wholly owned subsidiary, New England Wireless, Inc. ("NEW"), the Company has obtained wireless cable channel (or frequency) rights in Vermont through leases of FCC licenses. Wireless cable television is provided to subscribers by transmitting microwave frequencies over the air to a small receiving antenna at each subscriber's location. The Company currently operates a broadcasting system from Mount Mansfield, Vermont (the "Mount Mansfield System").

     In March 1995, a wholly owned subsidiary of the Company, N.E.W. Acquisition Co., Inc., merged with NEW. In connection with the merger, all of NEW's shares of outstanding common stock were exchanged for 801,156 shares of the Company's common stock. The merger was treated for accounting purposes as a capital transaction rather than as a business combination. Concurrent with the merger, the Company and creditors of NEW agreed to exchange certain notes aggregating $1,164,000 in return for 388,007 shares of the Company's common stock. In addition, the Company issued notes payable in the amount of $680,966 to its founder, Alan R. Ackerman, in exchange for debt of NEW owed to him.

     Prior to March 1, 1997, the Company's name was Worldwide Wireless, Inc. In December 1997, effective March 1, 1997, the Company changed its name to Worldwide Wireless Systems, Inc..

     The Company commenced operations of its wireless cable system in August 1994 and, as of September 30, 1997, the Company had approximately 1,200 subscribers. There are approximately 159,746 households within the Mount Mansfield System's signal patterns. The Company offers 23 channels in the Mount Mansfield System, consisting of 18 satellite channels and 5 local broadcast channels. The Company currently is offering to its subscribers in the Mount Mansfield System network channels as well as MTV, ESPN, CNN, USA, WPIX, WTBS, WSBK, A&E, Nickelodeon, the Discovery Channel, TNN, the Family Channel, Lifetime, the History Channel, and the SCI-FI Channel. In addition, the Company offers NESN, Showtime, and the Movie Channel as premium channels. In part through the addition of digital compression technology to its broadcast capabilities, the Company anticipates servicing approximately 8,000 subscribers through the Mount Mansfield System within the next 5 years. The number of future subscribers and the timing of subscriber growth, however, will depend on a number of factors, many of which are not within the Company's control. These factors include future capital equipment costs, marketing expenses and effectiveness, staffing levels, competitive conditions, cash flow from operations and the Company's ability to raise additional capital. There can be no assurance that the Company will achieve its subscriber goals.


Business Strategy -- Wireless Cable Television

     The Company's business strategy is to expand operation of its existing Mount Mansfield System through the addition of digital compression technology.

     Following completion of this offering, the Company intends to purchase upgraded digital transmission equipment and to purchase subscriber reception equipment which will enable the Company to install and service approximately 3,600 additional subscribers in the system within the next 12 months. The wireless cable television business is capital intensive. Since its inception, the Company has expended funds to acquire channel rights in the system, construct an initial operating system and finance initial operating losses. Transmission equipment expenditures and other start-up expenditures were made by the Company before it could commence the delivery of programming to its subscribers.

     A significant portion of the Company's future investments in technology will be directed towards its purchase of digital transmission and subscriber equipment. Digital technology offers the potential for the Company to broadcast over 100 different television channels over its existing broadcast frequencies. However, implementation of digital technologies will require the Company to invest additional funds to augment its transmission facilities as well as to equip its existing subscribers with new receptors and equipment necessary to accommodate digital transmission technology.

     Certain of the Company's expected activities in its market area will relate to the recent termination of transmission by one of its major competitors in the local market area, the Vermont Wireless Cooperative ("VWC"). Pursuant to an order issued by the FCC in May 1997, the VWC has ceased broadcasting wireless cable programming. To date, the Company has added 100 subscribers formerly served by VWC. The Company expects to add more former VWC customers through the employment of beam-benders to transmit its signals to additional subscribers. The Company has added 176 subscribers in total since May 31, 1997.

     In connection with VWC's termination of activities, the FCC terminated VWC's rights to utilize the ITFS broadcasting licenses formerly utilized by VWC for its broadcasting activities. Because those licenses are within the Company's protected broadcast area for FCC purposes, the Company believes that those licenses will not prove attractive for third parties. If the Company is successful in leasing those licenses, it will be able to add broadcasting sites in North Hero and Monkton, Vermont, as well as in other areas. These additional sites are expected to enhance the Company's broadcasting capabilities.

     Although incremental equipment and labor installation costs per subscriber are incurred after a subscriber signs up for the Company's wireless cable service, such costs are incurred by the Company before it receives fees from the subscribers and are only partially offset by installation charges. To sustain subscriber growth beyond its current base of approximately 1,200 subscribers, and subscribers which it is able to add with its implementation of digital technology with the offering proceeds, the Company will need to generate enough operating revenues to enable it to continue to invest in subscriber reception equipment and installation or raise additional debt or equity capital. In addition, in order to develop and launch additional wireless cable systems, as well as pursue other technologies as described elsewhere herein, the Company will need to raise additional capital. There can be no assurance that operating revenues will be sufficient to sustain subscriber growth or that additional financing, if required, will be available on terms acceptable to the Company, if at all.

     The Company's revenues will primarily be generated by subscription fees, pay-per-view fees and installation charges. The Company's installation fees are $49.95 per subscriber (for one television) with $15.00 for each additional television. The Company's subscription fees currently are $9.95 for a basic programming package which includes 4 off-air channels and 5 cable channels, $25.95 per month for an expanded channel line-up (comparable to a hard-wire cable basic package) including a premium movie channel and a premium sports channel, plus $8.95 per month for an additional movie channel. The Company expects to modify the rates to reflect its addition of digital technology.

     Expenses will consist primarily of service costs, selling, general and administrative expenses, and depreciation and amortization. Service costs include programming costs, channel lease payments, if any, transmitter site rentals, cost of program guides and repair and maintenance expenditures. Of these, programming costs, channel lease payments and costs of program guides will be variable expenses which increase as the number of subscribers increase. The addition of subscribers will also increase depreciation expense. The Company expends approximately $400 to purchase and install the wireless cable receiving antenna and related equipment necessary at each subscriber's location. The Company estimates that it will spend approximately $600 per subscriber to switch such equipment to digital equipment.

     Profitability will be determined by the Company's ability to increase revenue from subscribers while controlling variable expenses. Significant increases in revenues have to come from subscriber growth. Currently, the Company has 12 employees. In addition, the Company engages additional persons as necessary as contract labor for installations. The Company may incur research and development expenses for B-CDMA technology. Otherwise, the Company does not intend to incur expenses relating to research and development during the next 12 months, except for general market research in the ordinary course of business.

     In connection with its addition of digital capabilities, the Company expects to offer 3 principal tiers of cable services. The highest tier, expected to be called the "Ultra" service, is expected to offer 66 channels of programming. The next tier, the Expanded Basic Tier, will offer 31 channels of broadcasting, and the basic tier will offer

9 channels of broadcasting. The growth of the Company's business beyond its Mount Mansfield System market, and the implementation of additional cable technologies will require a substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and new system development. The Company does not have a bank line of credit and there can be no assurance that any required or desired financing will be available, through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms, if at all. See "RISK FACTORS -- Need for Additional Financing for Growth."

     The Company may consider expansion of its activities into additional markets. In doing so, it plans to rely on the experience and knowledge of its management as well as third-party brokers to identify wireless cable system expansion opportunities. The Company's management will be responsible for the selection of other expansion opportunities in its sole discretion and shareholders will not be presented with advance information regarding expansion opportunities or the ability to approve or disapprove system expansion opportunities. In addition to the size of the potential market and proximity to existing systems, the Company intends to explore markets where it can contain system launch costs by economically acquiring channel license rights and initially utilizing lower power transmission equipment. The Company has not currently identified other factors that it will consider in expanding into new markets or in implementing new technologies. The Company has no specific expansion plans, arrangements, understandings or commitments at the present time and there can be no assurance that the Company will be successful in expanding its operations into other markets.

     The Company intends to develop its subscriber base in the Mount Mansfield System and, potentially, to launch new technologies in that market or in other markets by emphasizing the price-to-value relationship of the Company's programming and other possible services; the reliability, service, and picture quality of wireless cable; the advanced technical features of the Company's standard subscriber equipment; and the competitive choice afforded consumers by wireless cable.


The Cable Television Industry in General

     The cable television industry began in the late 1940's and 1950's to serve the needs of residents in predominately rural areas. Since that time, the cable television industry has expanded to metropolitan areas due to, among other things, the better reception cable television often provides and increased programming alternatives. Today, pay television systems offer various types of programming which generally include basic service, premium service, and, in some instances, pay-per-view service.

     A cable television subscriber generally pays an initial connection charge and a fixed monthly fee for basic service. The amount of the monthly basic service fee varies from one area to another and is a function, in part, of the number of channels and services included in the basic service package and the cost of such services to the cable television system operator. In most instances, a separate monthly fee for each premium service and certain other specific programming is charged to subscribers, with discounts generally available to subscribers receiving multiple premium services. Monthly service fees for basic and premium services constitute the major source of revenue for cable television systems. Subscribers normally are free to discontinue any cable service at any time. Converter rentals, remote control rentals, installation charges, and reconnect charges for subscribers who were previously disconnected are also included in a cable television system's revenues but generally are not a major component of such revenues.


Wireless Cable Television Systems in General

     Initially, all cable systems were "hard-wire" systems, using coaxial cable to carry television signals. Over the past several years, wireless cable has emerged as an alternative to the traditional hard-wire cable systems in the provision of cable television programming. Wireless cable television is a terrestrial, microwave broadcast system. It is, in effect, analogous to a satellite broadcasting system in which the satellite is replaced by a microwave transmitter located on a ground-based antenna. Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmission facility to the subscriber's receiving antenna. Traditional hard-wire cable systems transmit signals from a transmission facility, but deliver the signal to a subscriber's location through a network of coaxial cable and amplifiers. Since wireless cable systems do not require an extensive network of coaxial cable and amplifiers, the system's capital cost per installed subscriber can be significantly less than for hard-wire cable systems. In addition, operating costs of wireless cable systems can generally be lower than those of comparable hard-wire cable systems due to lower network maintenance and depreciation expense.

     The Company believes that wireless technology can effectively compete with conventional hard-wire cable television distribution of entertainment. Most programming that is available for purchase and resale on hard-wire cable systems can be distributed over a wireless cable system. The factors contributing to the increasing growth of wireless cable systems include:
Federal laws limiting the rates and practices of the hard-wire cable industry; improved technology, particularly in signal encryption; regulatory reforms by the FCC to facilitate the growth and competitive impact of the wireless cable industry; and the increasing availability of programming for wireless cable systems. A leading consulting firm to the cable industry estimates that wireless cable systems served approximately 866,000 subscribers at the end of 1995 and as of December 1996, served approximately 1,142,000 subscribers.

     Wireless cable subscribers can generally be served by a central transmitting antenna, and 2 or 3 fill-in or repeating antennas. Microwave powers involved are very low. Both outlying areas and customers in close vicinity to the transmitting antenna can be served immediately following system turn-on, whereas cable network installations could take years to reach these same outlying areas. Wireless cable systems have no need for time-consuming and disruptive excavation of public thoroughfares. Labor is required only at the transmitting site, and for installation at the repeating antennas and end-user locations. The receiving equipment consists of a small antenna that is cabled to a converter at the subscriber's location, which is similar to a hard-wire cable TV converter box.

     Every subscriber has a unique, computerized "address" that the system communicates with consistently during broadcast. In this manner, service can be activated or canceled from the main control office at the flick of a switch, thus reducing the need for service calls. Once a wireless transmission system has been installed, signals can be delivered to multi-unit dwellings at substantially lower costs than even signals received directly via satellite receivers.


Digital Video Services

     Digital video is capable of delivering a significantly expanded number of high quality channels of compressed video programming services, including off-air programming. Digital compression allows the capacity of each wireless cable channel to increase by 4 to 10 times. The first fully operational commercial microwave digital video system in North America was launched in Canada in late 1996. To date, few wireless cable operators have commercially introduced digital video compression technology in the United States, although a number of wireless cable operators, including the Company, have tested such technology in their systems and have announced various plans for commercial deployment. While management believes that the Company is generally prepared for the introduction of digital video compression in certain of its markets, the purchase of digital video compression transmission and receiving equipment would involve substantial capital expenditures, which the Company is not in a position to make at this time. In addition, although the FCC generally authorized the use of digital technologies in 1996, further specific authorizations must be obtained from the FCC and affected FCC licensees and applicants on a market-by-market basis in order for the Company to begin offering digital video service. See "REGULATION". To the extent that the Company is able to implement digital compression technology in any of its markets, management anticipates that this expanded channel capacity will increase the Company's opportunities to compete with other providers of video services. In addition, the application of digital compression may result in the availability of channel capacity for other services, as described below.

     Several equipment manufacturers have developed digital compression technology, to allow several programs to be carried in the amount of bandwidth where only one program is carried now. Manufacturers have projected varying compression ratios for future equipment, in some cases as high as 16 to 1. More conservative estimates are between 6 to 1 and 10 to 1, which could increase the available channels for the Mount Mansfield System from 23 to over 100 channels. Compression equipment is available to wireless cable operators and to hard-wire cable operators.


Other Technologies - VocalTec, Inc.

     VocalTec, Inc. is a subsidiary of VocalTec Communications, Ltd., a company listed on the Nasdaq SmallCap Marketsm index. VocalTec develops and markets software that enables voice, fax and multi-media communications over the Internet. VocalTec also develops open systems that bridge the Internet to the public switched telephone network.

     VocalTec's products provide multi-media communications services for the corporate and carrier markets. The VocalTec Telephony Gateway(TM) server is intended to bridge the gap between the traditional telephone network and Internet to enable unlimited long distance calling and faxing. It allows connections over the Internet from telephone to telephone, computer to telephone and vice versa and fax machine to fax machine.

     VocalTec also has technology which enables multi-party voice and data conferencing with the objective of reducing the cost of communication and increasing the quality and frequency of remote interaction. Pursuant to its Agreement with VocalTec the Company has agreed to purchase $150,000 in products from VocalTec. VocalTec and the Company have also agreed to share marketing and sales support activities with respect to the VocalTec services provided by the Company.


Other Technologies -- Internet Data Transmission

     The Company also intends to make available access to the Internet through its wireless broadcast capabilities. Using a wireless cable modem, a computer user can gain access to Internet data at speeds which substantially exceed those currently available over most ordinary telephone lines, ISDN lines, and so-called T-1 lines. The Company intends to utilize one or more of its MMDS channels, once its system has been digitized, to make available Internet access capabilities.


Other Technologies - Local Wireless Loop Telephone Service

     In connection with its application of technology made available to it by VocalTec, the Company is considering using its wireless spectrum to deliver telephony services. Although the development of such telephony services is in its early stages, management believes that the Company's wireless spectrum may be capable of providing "local loop" telephone service in the future.

     While the Company intends to continue its development efforts with respect to local loop telephone service, the introduction of such service in the Company's market would involve substantial capital expenditures, which the Company is not in a position to make at this time. The Company's ability to commence delivery of WLL service will also depend upon successful development of WLL technology and equipment and the availability of appropriate transmission and reception equipment on satisfactory terms. Regulatory approvals and changes, especially routine 2-way licensing of the radio spectrum used by the Company, also would be required before the Company could commercially introduce WLL telephone service.

     On August 12, 1997, the Company entered into a Beta-Site Agreement with InterDigital Communications Corporation ("IDC") pursuant to which IDC agreed to use the Company's service territory and facilities for IDC's True L(TM) Broadband Code Division Multiple Access(TM) (B-CDMA(TM)) Wireless Local Loop product. Pursuant to its Beta-Site Agreement with the Company, the Company is obligated to acquire equipment from IDC and in connection therewith will also obtain the right to employ IDC's technologies in its market area. The Company is seeking to renegotiate the terms of its relationship with IDC. At the current time, it is unable to predict what level of expenditures, if any, it will be making to implement IDC's products, and what level of revenues, if any, it will derive therefrom. It is obligated to purchase a minimum of $80,000 in products from IDC under the current terms of the Beta-Site Agreement.


Other Activities - Social Responsibility

     The Company has developed a role as a socially responsible company. As an initial step in such direction, the Company has agreed to a relationship with Project KidCare, a program sponsored by a joint venture between Polaroid Corporation and the National Center for Missing and Exploited Children. The Company expects that its participation in the program will cost $6,000 during the next 12 months. It plans to participate by allowing a complimentary enrollment of one child per subscriber family into the KidCare program for any new subscribers. The Company has no legally binding commitment or agreement as to such participation.


     Polaroid has stated that the purpose of the program is:

       o To educate families about child safety, and

       o To encourage parents to obtain personal safety documents with current, instant photographs of their child.

   By pursuing these objectives, the program is intended to reduce the number of missing children.


Government Regulation

     General. The wireless cable industry is indirectly subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things: to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control over such licenses; to determine the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity requirements on wireless cable operators.

     The FCC has determined that wireless cable systems are not "cable systems" for purposes of the Communications Act. Accordingly, a wireless cable system does not require a franchise from a local authority and is subject to fewer local regulations than a hard-wire cable system. Wireless cable operators are also not required to pay local franchise fees. In addition, utility poles and dedicated easements are not necessary.

     The FCC has authorized access for wireless cable service to a series of channel groups, consisting of certain channel groups specifically allocated for wireless cable ("MDS"), and other channels originally authorized for educational purposes ("ITFS"), although excess capacity can be leased from ITFS licensees by wireless cable providers. Currently, up to 33 total channels are potentially available for licensing, lease or purchase by wireless cable companies in each market. Up to 13 channels in any given market typically can be owned by commercial operators for full-time usage without programming restrictions. The remaining 20 channels in a given market generally are allocated for ITFS use. FCC rules generally prohibit the ownership or leasing of MDS and ITFS authorizations by cable companies if the MDS facility is located within 35 miles, or the ITFS facility is located within 20 miles, of the cable company's franchise or service areas. Pursuant to the Telecommunications Act of 1996, the cable-MDS rule does not apply to a cable operator in a franchise area in which the operator is subject to effective competition.

     Authorizations have been issued, or are currently pending, for the majority of MDS wireless cable licenses in most major U.S. markets, and, as discussed below, under the current regulatory structure, only holders of a Basic Trading Area ("BTA") authorization may apply for available MDS frequencies within the BTA. In a number of markets, certain ITFS frequencies are still available. However, except as noted below, eligibility for ownership of ITFS licenses is limited to accredited educational institutions, governmental organizations engaged in the formal education of enrolled students and non-profit organizations whose purposes are educational and include providing educational and instructional television material to such accredited institutions and governmental organizations ("qualified ITFS educational entities"). Non-local applicants must demonstrate that they have arranged with local educational entities to provide them with programming and that they have established a local programming committee. On July 10, 1996, the FCC adopted an Order in which it authorized the interim use of certain digital compression technologies for the provision of video, voice and data services over MDS and ITFS frequencies. Such technology may be utilized by a wireless cable operator or an MDS or ITFS licensee, after applying for, and being granted, such an authorization by the FCC. The FCC has begun granting digital authorizations. Upon receiving a digital authorization, a licensee also may transmit 1-way downstream Internet service. The Company, along with other wireless cable industry companies, petitioned the FCC in March 1997 to expand its digital authorizations to permit the grant of applications for 2-way transmission of interactive services over MDS and ITFS frequencies. The petition proposes rule changes necessary for the FCC to routinely grant wireless cable companies the right to implement 2-way wireless services without licensing delays. There can be no assurance that the petition will be granted, or if granted, that the Company will be able to develop commercially successful products using 2-way transmission.

     FCC rules require ITFS operators to transmit a minimum amount of educational programming per channel per week. If the educational programming minimums are met, remaining air time can be leased to wireless cable operators for profit and used to transmit non-educational programming. ITFS licensees are now entitled to meet their minimum educational programming requirements for all licensed channels using only one channel via "channel mapping," if desired.

     Beginning in November 1995, the FCC auctioned all available MDS rights on the basis of BTA's, with one such authorization available per BTA. The winning bidder acquired the right to apply to operate one or more MDS stations within the BTA, as long as its station proposals complied with the FCC's interference requirements and other rules. With regard to commercial ITFS channels, only the BTA license holder may apply for available authorizations within the BTA. A BTA licensee has a 5-year build-out period within which to expand or initiate new service within its BTA. It may sell, trade or otherwise alienate all or part of its rights in the BTA and may also partition its BTA along geopolitical boundaries and contract with eligible parties to allow them to apply for MDS authorizations within the partitioned area, and conversely, acquire such rights from other BTA licensees. The license term for each station authorized under these BTA procedures is 10 years, commencing on the date that the FCC announced that the auction for the BTA had closed.

     The Company is also subject to various FCC regulatory limitations relating to ownership and control. The Communications Act and FCC rules require the FCC's approval before a license may be assigned or control of the holder of a license may be transferred. Moreover, the Communications Act provides that certain types of licenses, including those for MDS stations, may not be held directly by corporations of which non-U.S. citizens or entities ("Aliens") own of record or vote more than 20% of the capital stock. In situations in which such an FCC license is directly or indirectly controlled by another corporation, Aliens may own of record or vote no more than 25% of the controlling corporation's capital stock.

     Telecommunications Act of 1996. On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") became law. Among other things, the 1996 Act eliminates the cable/telephone cross-ownership restriction, allowing a telephone company the option of providing video programming within its telephone service area over a cable system or a video platform. Conversely, cable companies are now permitted to provide telephone service. The 1996 Act also limits, and in some cases eliminates, FCC regulation of cable rates established by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), depending upon the size of the cable system and whether the system is subject to effective competition and the nature of the rate. Specifically, regulation of upper tier rates is scheduled to end March 31, 1999. Moreover, small cable operators and systems subject to effective competition are now exempt from rate regulation as a result of the 1996 Act. The 1996 Act also vests the FCC with exclusive jurisdiction over the provision of Direct Broadcast Satellite (DBS) service and preempts the authority of local authorities to impose certain taxes on such services.

     While current FCC regulations are intended to promote the development of a competitive subscription cable television industry, there can be no assurance that these regulations will have a favorable impact on the Company. Changes in FCC policies or procedures could have a negative effect on the wireless cable industry as a whole and/or the Company in particular. In addition, the FCC's regulation of other spectrum could permit the operation of other wireless services to interfere with MDS and ITFS frequencies.

     Pending Legislation. Legislation has been introduced in several states that would authorize state and local authorities to impose taxes on providers of subscription television programming, including wireless cable operators, based upon their gross receipts. Because the nature of any such legislation, if enacted, is unknown, the Company cannot predict what impact such legislation would have upon its operations.

     Other Forms of Regulation. Federal law requires that all "cable companies," as defined by Section 602 of the Communications Act, obtain local or state franchises prior to constructing a subscription television distribution system. Because wireless cable systems deliver programming to subscribers by means of microwave facilities rather than through coaxial cable and are not specifically defined as "cable systems" in Section 602 of the Communications Act, the 1992 Cable Act, or in earlier statutes or FCC regulations, they have not been considered cable companies under FCC rules in this context. Accordingly, wireless cable companies generally are not required to obtain franchises and are generally not subject to state regulation by public utility or cable commissions.

     Wireless cable operators also are subject to regulation by the Federal Aviation Administration and the FCC with respect to construction of transmission towers and certain local zoning regulations affecting construction of such towers and other facilities. Additional restrictions may also be imposed by local authorities, neighborhood associations and other similar organizations limiting the use of certain types of reception equipment used by the Company and its subscribers.

The Mount Mansfield System

     Background. The Company has entered into lease agreements which provide for the lease of commercial channel licenses in Mount Mansfield, Vermont (the "Mount Mansfield Lease Agreements"). The Company also has entered into channel license agreements on which the Company makes monthly payments which currently total $7,000. The Mount Mansfield Lease Agreements commenced in 1991 and 1993 and have terms of 10 years each. The Company has also entered into channel license agreements which expire beginning in 2001. Channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's rules and policies. The termination of, or failure to renew, a channel lease would result in the Company being unable to deliver television programming on any such channel and could have a material adverse effect on the Company. The Company has also entered into one 8 and one 10 year lease of space on a transmission tower. The tower leases include the use of the tower, transmitter building and electrical service.

     Of the 23 channels the Company currently leases for its Mount Mansfield System, 20 are educational ("ITFS") channels. Each ITFS channel must be used a minimum of 12 hours per week for educational programming. The remaining "excess air time" on an ITFS channel may be used by the Company without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week for educational programming). Certain programs (e.g., CNN and The Discovery Channel) qualify as educational and thereby permit full-time usage of an ITFS channel.

     The Market. The Mount Mansfield System began operations in August 1994 and currently broadcasts 23 channels in the local area. The 23 channels in the Mount Mansfield System consist of 5 broadcast channels and 18 satellite channels. One transmitter is required to be placed in service for each channel being broadcast. There are an estimated 159,746 households within the Company's 50-mile signal area for the Mount Mansfield System. Based upon the research of its consulting engineers, the Company believes that its signal can be received directly by approximately 67% of the households within the Company's signal pattern in the local area. With the addition of beam-benders, which could be installed at additional cost to the Company, the Company's wireless cable signals could reach a substantial portion of the remaining households in this market.

     Programming. The Company arranges for programming from 2 sources for the Mount Mansfield System: (i) local affiliate stations for the retransmission of their VHF/UHF signals, and (ii) suppliers of satellite programming typically broadcast over cable systems.

     Programming from off-air broadcasters is negotiated on a case-by-case basis and may be available for no charge or for a minimal royalty payment. The VHF and UHF broadcasters in Burlington, Vermont (CBS, ABC, NBC, FOX and Vermont
ETV), allow the Company's customers to receive their signals through the same high grade microwave antenna as is provided by the Company.

     In addition to off-air broadcasters, the Company has agreements with program suppliers for ESPN, MTV, CNN, USA, WPIX, WSBK, WTBS, A&E, Nickelodeon, Discovery, TNN, the History Channel, the Family Channel, Lifetime, the Sci-Fi Channel, NESN, the Movie Channel and Showtime for broadcasting in the Mount Mansfield System. The program agreements generally have 3-year terms, with provisions for automatic renewals, and are subject to termination for breach of the agreement, including non-payment. The programming agreements generally provide for royalty payments based upon the number of Company subscribers receiving the programming each month. Individual program prices vary from supplier to supplier, and more favorable pricing sometimes is afforded to operators with larger subscriber bases; however, the Cable Act requires cable programming to be made available for purchase by all system operators at competitive pricing.

     The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of sale of programming. Although the Company has no reason to believe that any existing contracts for programming will be canceled or will not be renewed upon expiration, if any of such contracts are canceled or are not renewed, the Company would have to seek program material from other sources.

     In addition to the programming alternatives described above, the Company intends to introduce a "pay-per-view" service that enables customers to order, and pay for, one program at a time. This pay-per-view service has been successful for specialty events such as wrestling and heavyweight prize fights, concerts, and early release motion pictures. This service can also be promoted for the purchase of movies in competition with video rental stores. Pay-per-view requires the subscriber to have an "addressable converter," which each of the Company's subscribers already has. An addressable converter allows the cable Company to control what the subscriber watches without having to visit the subscriber location to change equipment. In order for customers to more conveniently order pay-per-view events, however, an "impulse" pay-per-view converter is required. An impulse pay-per-view converter, which has a return line via phone or cable to the cable operator's computer system, enables a subscriber to order pay-per-view events by pushing a button on a remote control rather than requiring the subscriber to make a telephone call to order an event. Subscribers in the Mount Mansfield System are equipped to take advantage of this feature when offered by the Company.

     Certain hard-wire cable operators have announced their intention to develop interactive features for use by their subscribers, such as shopping via video catalogs and playing video games with neighbors. Interactive services are not currently available for wireless cable. The Company believes that the same manufacturers who currently are developing digital compression converters for both hard-wire and wireless cable will also make new developments in interactivity available to both industry segments. The FCC has designated a return path channel for use in connection with interactive services which may be offered by wireless cable operators. The Company believes that, if it is economically feasible to do so, wireless cable systems can include 2-way interactivity. There can be no assurance that interactive services will be made available for wireless cable systems and, therefore, to the extent such services are available on hard-wire cable systems, the Company could be at a competitive disadvantage.

     Marketing and Customer Support. The Company intends to utilize media advertising, telemarketing, direct mail, and door-to-door marketing to increase its subscriber base in the Mount Mansfield System. The Company also intends to run promotional pricing campaigns and take advantage of public relations opportunities. The Company intends to emphasize the following themes in its marketing:

       1. Price/Value. The Company believes that it is offering its subscribers competitively priced installation and subscription fees. The Company's installation fees are $49.95 per subscriber for a single television, with an additional $15.00 for each additional television. (The fee for additional televisions increases to $30.00 after the initial installation). Subscription fees start at $9.95 per month for the Company's basic programming package, which includes 9 channels, including 4 off-air VHF/UHF channels and 5 cable channels, and $25.95 for the Company's "expanded" package which is comparable to commercial hard-wire cable service, which includes 4 off-air channels, and 19 cable channels, including 1 pay-premium channel. An additional premium channel is available for a cost of $8.95 per month. The major hard-wire cable companies in the Burlington area currently offer installation for $35.00 to $50.00, basic service for $9.17 to $10.99, and premium stations range from $8.50 to $11.50. Cable customer charges are subject to a 5% local franchise tax. Wireless cable customers do not have to pay any franchise tax, but are required to pay a regulatory fee of approximately $.04 per subscriber. The Company tries to focus its customers on the value received for the price paid and believes its product/pricing offers a competitive choice.

       With the implementation of digital compression technology, the Company expects to offer three principal tiers of cable services. The highest tier, the "Ultra" package, is expected to offer 66 channels of programming. The next tier, the Expanded Basic package, is expected to offer 31 channels of broadcasting, and the basic package will offer 9 channels of broadcasting. The rates for these services are expected to be increased for additional fees payable on the addition of pay TV channels, extra TV sets hooked into the service, and pay per view movies and other features.

       2. Reliability, Service and Picture Quality. The Company provides service within 24 hours of a repair request from a single subscriber call, uniformed field personnel and flexible installation scheduling. The Company emphasizes its picture quality and the reliability of its wireless transmission and is able to build out systems for multiple subscribers more quickly. The Company competes with traditional hard-wire cable systems on a quality of service basis. Within its signal coverage pattern, the Company believes that the picture quality of the Company's service is as good or better than that received by hard-wire cable subscribers because, absent any line-of-sight obstruction, there is less opportunity for signal degradation between transmitter and the subscriber. Also, wireless cable service has proven very reliable, primarily due to the absence of certain distribution system components that can fail and thereby cause outages. The Company believes that it has positioned itself as a reliable, cost-effective alternative to traditional hard-wire cable operations by delivering a high quality signal throughout its signal area and personal service to its subscribers.

       3. Equipment Reliability. A number of reputable manufacturers produce the equipment used in wireless cable systems, from transmitters to the set-top converters which feed the signal to the television set. Because the signal is broadcast over the air directly to a receiving antenna, wireless cable does not experience the problems caused by amplifying signals over long distances experienced by some hard-wire cable subscribers. This is particularly the case for a signal delivered over longer distances. Amplification of signals can lead to greater signal noise and, accordingly, a grainier picture for some subscribers. Also, the transmission of wireless signals is not subject to the problems caused by deteriorating underground cables used in conventional systems. As a result, wireless cable is often more reliable than conventional cable, and picture quality is generally equal to or better than ordinary cable.

       Signal security is provided by encoding each wireless cable channel and equipping the converter with a unique decoding device that responds to a pilot signal carrying a data stream with authorization instructions. Thus, the system is fully "addressable." The converter boxes will not be usable until they are authorized for service by the Company's central computer. All channels, both basic and premium, are scrambled. Because the wireless cable system is addressable, it can also accommodate pay-per-view service.

     Competition. In its Vermont markets, 2 traditional hard-wire cable companies are the Company's primary direct competitors. Based on information reported by third parties to the Vermont Department of Public Service, the Company estimates that within its expected signal pattern for Mount Mansfield, over 44% of the households are hard-wire cable subscribers. The two hard-wire cable companies within this same area currently offer 9 and 48 channels, respectively, to their subscribers, compared to the 23 channels the Company currently offers. Based on information reported by third parties to the Vermont Department of Public Service, of the approximately 159,746 potential subscribers within the Mount Mansfield System's signal pattern, approximately 54,020 currently are not wired for hard-wire cable and approximately 36,013 do not subscribe to hard-wire cable service, although they have access to such services. The Company intends to continue to direct its marketing efforts toward potential subscribers who are either not wired for hard-wire cable or are not presently hard-wire cable customers.

     The subscription television industry is highly competitive. Currently, the Company's existing and potential competitors consist of a broad range of companies engaged in the communications and entertainment businesses, including cable operators, digital satellite program providers, television networks and home video products companies. The Company's strategy is to compete for cable television subscribers by focusing on the price-to-value relationship of the Company's programming services; the reliability, service and picture quality of wireless cable; the advanced technical features of the Company's standard equipment; and the competitive choice afforded consumers by wireless cable.

     In addition to competition from traditional and established hard-wire cable television systems, wireless cable television operators face competition from a number of other sources. Premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In addition to the foregoing, wireless cable systems face potential competition from emerging trends and technologies in the cable television industry, including the following:

     In the future, the Company expects to face intense competition from numerous other companies offering video, audio and data products and services. Many of the Company's existing or potential competitors have substantially greater name recognition and financial, technical and human resources than the Company and may be better equipped to develop and operate systems providing subscription television service, high-speed Internet access and telephony services. The Company's principal existing and potential competitors are described below:

     Franchise Cable Systems. Currently, the Company's principal competitors are franchise cable companies that own local franchises to operate their systems in the Company's markets. Cable television service is currently available to the vast majority of U.S. television households. In most instances, the franchise cable operators with which the Company competes serve more subscribers on both a local and national level than the Company. Franchise cable companies typically offer a larger selection of programming than the Company. The Company seeks to compete with franchise cable companies by offering the most widely demanded programming choices at lower prices, combined with high-quality customer service.

     The Company believes that a number of franchise cable operators will be required to significantly upgrade their coaxial systems to provide digital programming, which will involve a substantial investment of capital. Many cable television providers are already in the process of upgrading their systems and other cable operators have announced their intentions to make significant upgrades. A number of proposed technological improvements, when fully completed, will permit cable companies to increase channel capacity, thereby increasing programming alternatives, and to deliver a better quality signal without significant upgrades to their systems.

     Many of the largest cable systems in the United States have announced plans to offer data and telephony service through upgraded networks, and have entered into agreements with major telephony providers to further these efforts. In some cases, trials of data and telephony services are underway. In the event that these trials are successful, the cable operators who are capable of offering both data and telephony services will have a competitive advantage over wireless companies if consumers choose to receive both their cable and telephone service from the same operator.

     Direct Broadcast Satellite ("DBS"). DBS involves the transmission of an encoded signal directly from a satellite to the customer's home. Because the signal is at a higher power level and frequency than most satellite-transmitted signals, its reception can be accomplished with a relatively small (18-inch) dish mounted on a rooftop or in the customer's yard. The cost of constructing and launching the satellites used to distribute DBS programming is substantial. When first introduced, DBS reception equipment for a single television set cost approximately $650 per customer, plus installation fees, service charges and off-air antenna installation, where applicable. Furthermore, each additional independent outlet requires a separate descrambling device at additional cost to the subscriber. These prices have decreased as additional competitors have entered the DBS market. Recent promotions have offered DBS reception equipment for less than $150 (exclusive of installation and other charges) when the consumer agrees to prepay a 1-year subscription fee. The Company's principal DBS competitors are described below.

     DirecTV, Inc. DirecTV, Inc. ("DirecTV"), which is substantially owned by GM-Hughes Electronics, successfully launched its first satellite in December 1993, its second satellite in August 1994, and a third satellite as an in-orbit spare in June 1995. The third satellite may also be operated by DirecTV to provide additional capacity. Each of DirecTV's satellites are high power satellites. As of December 31, 1996, according to trade publications, DirecTV served approximately 2.3 million subscribers. Recently, AT&T Corporation ("AT&T") and DirecTV entered into an exclusive agreement for AT&T to market and distribute DirecTV's DBS service and related equipment to AT&T's large customer base. As part of the agreement, AT&T made an initial investment of approximately $137.5 million to acquire 2.5% of the equity of DirecTV, with an option to increase its investment to up to 30% over five years. This agreement provides a significant base of potential customers for DirecTV's DBS systems and allows AT&T and DirecTV to offer customers a package of digital entertainment and communications services. AT&T and DirecTV have also announced plans to jointly develop new multimedia services for DirecTV under the agreement.

     United States Satellite Broadcasting Corporation ("USSB") owns and operates DBS spectrum on DirecTV's first satellite and offers a programming service separate from DirecTV's service. As of December 31, 1996, this programming service had over 25 channels of premium video programming not available from DirecTV. USSB's selection of programming services (and its use of transponders on the same satellite used by DirecTV, which enables subscribers to receive both DirecTV and USSB signals with a single satellite receiver) allows it to be marketed as a complementary service to DirecTV, partially offsetting the competitive handicap caused by its relatively limited channel capacity. According to trade publications, as of December 31, 1996, approximately one-half of DirecTV's 2.3 million subscribers received USSB programming.

     PrimeStar Partners ("PrimeStar") currently offers medium power Ku-band programming service to customers using dishes approximately 3 feet in diameter. PrimeStar is owned by a group of franchise cable operators and provides service nationwide. According to trade publications, PrimeStar had approximately 1.6 million subscribers as of December 31, 1996.

     EchoStar Communications Corporation ("EchoStar") launched a high power satellite in December 1995, commenced national broadcasting of programming channels in March 1996 and, as of December 31, 1996, broadcasted approximately 150 channels of programming. EchoStar has announced plans to increase its program offering through the launch of two additional satellites (one in each of 1997 and 1998). As of December 31, 1996, EchoStar had approximately 350,000 subscribers, according to trade publications.

     During 1996, MCI Communications Corporation ("MCI") acquired high power DBS spectrum with the capacity to offer over 200 channels of digital video programming for $682.5 million in an FCC auction. Thereafter, MCI entered into a joint venture with The News Corporation ("News Corp") to build and launch a high power digital satellite system. On February 24, 1997, EchoStar and News Corp announced that News Corp had agreed to acquire a 50% ownership interest in EchoStar in exchange for aggregate consideration of approximately $1.0 billion (such consideration consisting of cash and certain DBS assets). The EchoStar/News Corp alliance, which will do business using the "Sky" brand name, announced that it plans to provide approximately 500 channels of digital programming, including local broadcast signals, by the end of 1998 to a majority of the continental United States. As a result of its alliance with News Corp, EchoStar will have substantially greater financial and other resources than the Company and can be expected to increase the competition that the Company encounters in the overall market for subscription television customers.

     C-band Satellite Program Distributors. The Company also competes with C-band satellite program distributors (also referred to as "backyard dish" or television receive only ("TVRO") systems). C-band systems have been popular (mostly in rural and semi-rural areas) since the late 1970s, and currently serve approximately 2.1 million subscribers in the aggregate, according to trade publications. The primary advantages of wireless cable systems over TVRO systems are lower equipment costs and broader availability of local programming. TVRO systems, on the other hand, enjoy the advantage of access to a wider variety of satellite programming and serve areas not served by franchise or wireless cable systems. A conventional TVRO antenna system costs in excess of $1,000 per subscriber, and subscribers are charged monthly fees for access to certain programming. TVRO systems typically cannot receive local off-air broadcast channels.

     Telephone Companies. Certain regional and long distance telephone companies could become significant competitors of the Company in the future, not only with respect to the Company's potential provision of local telephone services, but also because they have expressed an interest in becoming subscription television providers. The 1996 Act removes barriers to entry that previously inhibited telephone companies from competing, or made it more difficult for telephone companies to compete, in the provision of video programming and information services. Certain telephone companies have received authorization to test market video and other services in certain geographic areas using fiber optic cable and digital compression over existing telephone lines. Estimates for the timing of wide-scale employment of such multichannel video service vary, as several telephone companies have pushed back originally announced deployment schedules.

     As more telephone companies begin to provide subscription television programming and other information and communications services to their customers, significant additional competition for subscribers is expected to develop. Among other things, telephone companies have an existing relationship with substantially every household in their service area, substantial financial resources and an existing infrastructure, and may be able to subsidize the delivery of programming through their position as the sole source of telephone service to the home.

     VHF/UHF Broadcasters. Most areas of the United States are covered by traditional territorial over-the-air VHF/UHF broadcasters. Consumers can receive from 3 to 10 channels of over-the-air programming in most markets. These stations provide local, network and syndicated programming free of charge, but each major market is generally limited in the number of programming channels. Congress is expected to consider the release of additional digital spectrum for use by VHF/UHF broadcasters in the delivery of high definition television services in 1998.

     Private Cable. Private cable is a multi-channel subscription television service where the programming is received by a satellite receiver and then transmitted via coaxial cable throughout private property, often multiple dwelling units ("MDUs"), without crossing public rights of way. Private cable operates under an agreement with a private landowner to service a specific MDU, commercial establishment or hotel. The FCC recently amended its rules to allow the provision of point-to-point delivery of video programming by private cable operators and other video delivery systems in the 18 GHz bandwidth. Private cable operators compete with the Company for exclusive rights of entry into MDUs.

     Local Multi-Point Distribution Service ("LMDS"). The Company does not plan to offer LMDS services. On March 13, 1997, the FCC released service and competitive bidding rules for LMDS, which is located at 27.5 to 28.35 GHZ, 29.1 to 29.25 GHZ and 31.0 to 31.3 GHZ in the frequency band. There will be one 1150 MHz LMDS license and one 150 MHz LMDS license awarded for each BTA, for a total of 986 authorizations. There will be no restrictions on the number of licenses an entity may hold, but incumbent licensees and cable companies will not be able to obtain the 1150 MHz licenses in-region for 3 years. Certain issues regarding geographic partitioning and spectrum disaggregation are the subject of a pending rulemaking. The rules for use of the spectrum are relatively broad, but it is expected that the spectrum will be used for multichannel video programming, telephony, video communications and data services, including 2-way video communications.


Legal Proceedings

     A former administrative assistant with NEW filed a complaint on April 25, 1997 with the Vermont Attorney General's Office alleging sexual harassment in the workplace. The plaintiff raised the same claims with the Department of Employment and Training when seeking unemployment compensation for constructive discharge. After considering those claims, the Department of Employment and Training denied her claim for unemployment compensation. NEW has indicated to the Attorney General's Office a willingness to mediate the claims, but believes the claims to be wholly without merit. No investigation has begun by the Attorney General's Office except to request a response from NEW to the Plaintiff's charges.


Employees

     As of October 31, 1997, the Company had a total of 12 full-time employees and expects to have approximately 25 full-time employees in the next 12 months. In addition, the Company may engage up to 4 persons as contract labor for installations in the Mount Mansfield System during the next 12 months. All of the Company's employees are working in the Mount Mansfield System. None of the Company's employees is subject to a collective bargaining agreement. The Company has experienced no work stoppages and believes that it has good relations with its employees.


Properties

     The Company owns the real property where its headquarters are located in Ascutney, Vermont. The Company's property consists of a building located on 4.6 acres which includes approximately 1,250 feet of office space. The Company acquired the property in July 1994 for $106,000.

     The Company also leases approximately 900 square feet for its executive offices in Jericho, Vermont, for a monthly rental of $1,792. In addition to office space, the Company leases space at the transmission site for the Mount Mansfield System under 2 separate lease agreements for an aggregate monthly rental of $1,728. The leases each have terms of 5 years with 2 renewal options remaining of 5 years each. The leases include space on the top of a transmission tower, a concrete block and brick building which houses receiving and transmission equipment and space for an exterior pad which supports 3 satellite dish receivers. The Company expects to lease additional office and transmitter space when it launches additional wireless cable systems.

                                  MANAGEMENT

Directors and Executive Officers

     The following table lists certain information about the directors and executive officers of the Company and the person who has agreed to become a director of the Company upon the closing of this offering:



Name                           Age                   Position
---------------------------   -----   --------------------------------------
   Michael Noel Russell  ..    56     Chairman of the Board
   Scott A. Wendel   ......    42     President, CEO, Director
   Harold Doran   .........    65     Secretary-Treasurer, CFO, Director
   Jack Polak  ............    84     Director
   Leonard Gartner   ......    55     Director (on completion of Offering).

     On December 30, 1997, Michael Noel Russell was elected Chairman of the Company's Board of Directors. Mr. Russell has served as Corporate Relations Consultant for Neilson Management Limited in London, England since 1991. From 1982 to 1991, Mr. Russell was employed as a Corporate Relations executive at Prudential-Bache Securities (UK) Inc., a subsidiary of Prudential-Bache Insurance Company of America. From 1984 to 1991, Mr. Russell reported to the Chairman of Prudential Bache-Capital Funding (Europe), Inc., and was responsible for marketing and corporate communication in Europe and the Far East for Prudential-Bache Capital Funding, Prudential-Bache Securities and the Prudential Insurance Company of America.

     Scott A. Wendel was appointed as CEO and as a Director of the Company in August 1997. He is a founder of and has served as Chief Operating Officer of New England Wireless, Inc.'s (NEW) since its inception in 1991. Mr. Wendel has served as NEW's President since 1995.

     Jack Polak is a member of the Board of Directors of K.T.I., Inc. of Guttenberg, New Jersey, a waste-to-energy company, and C.C.A. Industries of Secaucus, New Jersey, which manufactures health and beauty aid products. Mr. Polak was knighted by Queen Beatrix of the Netherlands on December 31, 1992 for his work as President of the Anne Frank Center, U.S.A. and for other activities. He was appointed to the Board of Directors of the Company in August 1997.

     Harold Doran has served as Chief Financial Officer of NEW since 1992 and was appointed a Director of the Company in August 1997. Mr. Doran served as the Vice President Finance for J.A. Sexauer Division of the Dyson-Kissner-Moran Corporation in Scarsdale, New York from 1982 to 1992. He was employed at Dictaphone Corporation of Rye, New York from 1971 to 1982, and served in the position of Corporate Controller from 1979 to 1982. Mr. Doran holds an M.B.A. in Accounting.

     Leonard Gartner, age 55, is a certified public accountant and has been the principal of Gartner and Company, an accounting firm, for the past 5 years. His firm specializes in structuring debt and equity instruments, advising clients on the financial and tax aspects of acquisitions, stock option plans and stock issuance matters. Mr. Gartner will also serve as a member of the Company's Audit Committee. Mr. Gartner also serves as a director of INSCI Corporation which is traded on the Nasdaq SmallCap MarketSM.

     Upon completion of the offering, the Company intends to hire a new Chief Executive Officer and a new Chief Financial Officer. Mr. Russell is expected to continue as Chairman of the Board of Directors and Mr. Wendel is expected to assume the role of Chief Operating Officer. Mr. Russell does not devote his full business time and attention to the Company.

     Each Director of the Company holds such position until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. The officers hold office until the first meeting of the Board of Directors following the annual meeting of shareholders and until their successors are chosen and qualified, subject to early removal by the Board of Directors.

     Upon completion of the offering, the Company shall appoint an audit committee consisting of Mr. Polak and Mr. Gartner. The Company also intends to adopt a stock option plan. Mr. Russell, Mr. Polak and Mr. Gartner are outside directors and, as such, satisfy Nasdaq's requirement that the board of directors include at least 2 outside directors.

Advisory Board

     In addition to its Board of Directors, the Company expects to utilize an advisory board to consult with it regarding salient business issues and community affairs issues. Accordingly, the Company's Advisory Board is expected to be divided into two committees, a Business Advisory Committee and a Community Affairs Committee. The Company expects that the advisory board will meet on a quarterly basis.

     The following persons are expected to serve on the Business Advisory Committee of the Advisory Board:

       Gerald M. Dash. Gerald M. Dash has served as the director of Marketing and Sales of Bell Atlantic Video Services, Inc., in Chesapeake, Virginia, since September 1996. In that capacity, he assisted in the preparation and development of a digital television system in Hampton Roads, Virginia. Prior to that time, he served as a consultant (from February to September
   1996) and as Vice President, Sales (from 1992) of People's Choice-TV Inc., a wireless cable television company located in Tucson, Arizona.

       Brian Kiernan. Brian Kiernan is Senior Vice President of InterDigital Communications Corporation ("IDC") of King of Prussia, Pennsylvania with responsibility for development of new market and product initiatives, a position he has held since 1993. IDC is devoted to the development and use of technologies to be employed in various communications activities. Prior to that time, Mr. Kiernan was President of USTC World Trade Corporation, an international sales and marketing subsidiary of IDC's predecessor company, International Mobile Machines ("IMM") from 1991 to 1992. Prior to holding that position, Mr. Kiernan was IMM's Vice President of Engineering and Operations with responsibilities for areas of product development and sales engineering, manufacture, product support and quality assurance.

       William McLendon. William McLendon has been President and a director of Sight Resources Corporation of Boston, Massachusetts, which provides eye care products and services, since its inception in 1992 and Chief Executive Officer since April 1994. Mr. McLendon served as Vice President and Chief Financial Officer of IBIS Technology Corporation, a manufacturer of silicone based materials for semi-conductors, from 1990 to 1993. Prior thereto, Mr. McLendon was the Vice President, Chief Financial Officer and Treasurer of Summit Technology, Inc. from 1986 to 1990 and was Vice President and Chief Financial Officer of Zymet, Inc. from 1983 to 1985.

       Robert Morris. Robert Morris serves as a principal of the Strategic Development Group of New York, New York. In that capacity, Mr. Morris provides consulting services including profit and loss management, business development, strategic planning, project management, and sales and marketing. Mr. Morris previously served as director of marketing and sales for the media products group of Memorex Corporation. Mr. Morris has also held director, vice-president and president positions with NameBreak, Paro and Dimensional Visions Group.

       Gregory W. Oswald. Gregory W. Oswald has served as President of Northstar Communications, a company engaged in the wireless cable communications business in the far western portions of the United States, since January 1994. Mr. Oswald also serves as President of GWO Associates, a consulting firm located in Saratoga Springs, New York, engaged in financing, start-up and operations of broadcasting, cable television and wireless cable television businesses. From July 1988 until September 1992, Mr. Oswald served as President of Capital Wireless Corporation, a wireless cable operator located in New York and Tennessee and also served as President of Tri-Mark Communications, Ltd. a wireless cable operator with operations in the western portion of the United States.

     The members of the Community Affairs Committee of the Advisory Board are as follows:

       D. Thomas Burns. D. Thomas Burns is one of the founders of New England Wireless, Inc. Mr. Burns is president of D. Thomas Burns Realty, Inc., a commercial and residential real estate brokerage firm.

       Nils Bonde-Henriksen. Nils Bonde-Henriksen serves as Manager of Corporate Communications at Sight Resources Corporation of Burlington, Massachusetts, a company which provides eye care products and services. Prior to that time, Mr. Bonde-Henriksen served as a development consultant in Cambridge, Massachusetts providing real estate appraisal, real estate marketing consultation and associated services.

       Albert Kalter. Albert Kalter is engaged in the private practice of law in his own firm in New York, New York. Mr. Kalter specializes in taxation, with particular focus on estate and gift tax issues. Mr. Kalter is also Chairman and Professor of Taxation, Pace University Lubin School of Business, and Adjunct Professor of Law, New York Law School.

       Norman Segal. Norman Segal is a member of the Board of Directors of the New College Library Association in Sarasota, Florida and served as Chairman of the New College Book Fair and Reading Festival, an annual event promoting reading skills for children and adults. He is also involved with fundraising on behalf of Suncoast Gerontology of Tampa, Florida, which is engaged in research activities regarding Alzheimer's Disease.


Executive Compensation

     Summary Compensation Table. The following table sets forth the compensation awarded or paid to, or earned by Alan R. Ackerman who formerly served as the Company's President and Chief Executive Officer for the fiscal years ended June 30, 1997, June 30, 1996 and June 30, 1995. No executive officer of the Company received compensation in excess of $100,000 during the Company's last completed fiscal year.

                              Annual Compensation


                                    Fiscal                                       All Other
   Name and Principal Position       Year      Salary     Bonus     Options     Compensation
---------------------------------   --------   --------   -------   ---------   -------------
Alan R. Ackerman President, CEO      1997        $ 0        0          0             0
                                     1996        $ 0        0          0             0
                                     1995        $ 0        0          0             0


     Mr. Ackerman is not currently an employee of the Company. In
August 1997, the Company issued to Mr. Ackerman for services previously rendered, options to purchase 402,776 shares of its common stock. The options are exercisable during either: (i) the period commencing after the thirteenth month and ending on the thirty-sixth month following the Company's initial public offering; or (ii) the five year period ended January 1, 2002 if the offering has not been declared effective by the Securities and Exchange Commission on or before December 31, 1997. The options are exercisable at the lesser of $3.00 per share or 50% of the price per share of the Company's common stock (determined with reference to the price per Unit of the Company's securities if the Company's common stock is included in such Units) in a public offering of the Company's securities registered with the Securities and Exchange Commission.

     The Company has also agreed to the issuance of stock options to members of its Advisory Board which when issued will vest on the satisfactory completion of the second year of service on the Advisory Board. The options are exercisable at the lesser of $3.00 per share of the Company's common stock or 50% of the share price of the common stock in a public offering of the Company's securities (determined with reference to the price per unit of the Company's securities if such shares are included in such units).

     The Company has also agreed to pay to its Board members a meeting fee of $500 per meeting plus reimbursement of their reasonable costs and expenses of attending the Board meetings and Committee meetings of the Board of Directors.

     Employment Agreements. The Company does not currently have employment agreements with any of its executive officers. The Company expects to enter into an agreement with Mr. Wendel upon completion of the offering. The Agreement with Mr. Wendel is expected to provide annual compensation of $100,000 and continue for a term of 2 years.

     Indemnification. Section 145 of the Delaware General Corporations Law
(DGCL) affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Tenth of the Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section.

     Section 102(b)(7) of the DGCL gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Certificate of Incorporation states that to the maximum extent permitted by
Section 102(b)(7) of the DGCL, the personal liability of a director of the Company shall be eliminated.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

     Upon its incorporation in April 1994, the Company issued 1,509,235 shares of its Common Stock to Mr. Ackerman for total consideration of $15,000. In addition, Mr. Ackerman exchanged $250,000 of prior indebtedness of New England Wireless, Inc. ("NEW") to him for 83,334 shares of the Company's Common Stock on the same terms and conditions as other noteholders of NEW on March 11, 1995. As of September 30, 1997, Mr. Ackerman has made loans to the Company of approximately $1,646,057, as to which approximately $30,000 in principal payments have been made to him. The loans accrue interest at an annual rate of 7.5%. The Company plans to repay $1,200,000 of such indebtedness out of the proceeds of the offering. Mr. Ackerman has agreed to permit the repayment of the balance of his loan over a 5 year period at an interest rate of 7.5%.

     The Company has granted to Mr. Ackerman a security interest in its assets to secure repayment of its indebtedness to him. Mr. Ackerman's security interest is subordinated to any security interests which the Company may provide in the future in connection with bank or institutional financing extended to it. Mr. Ackerman has agreed to release his security interest upon completion of the Offering.

     In consideration of prior services rendered, the Company has issued to Mr. Ackerman options to purchase 402,776 shares of the Company's common stock. See "MANAGEMENT -- EXECUTIVE COMPENSATION" above.

     Scott A. Wendel acquired all of his common stock in the Company through his exchange of shares of common stock of NEW on the same terms and conditions as other shareholders of NEW in connection with the merger of NEW with a subsidiary of the Company in March 1995.

     The Company also loaned $15,000 to another company in which Mr. Wendel was an officer in 1996. The loan was repaid in full in October 1996.


     As of September 30, 1997, the Company also has advanced funds to Mr. Wendel in the aggregate amount of $23,170.


     Except as set forth, there are currently no proposed transactions between the Company and its officers, directors, shareholders, and affiliates. Although future transactions between the Company and such parties are possible, including a transaction relating to a business opportunity, the Board of Directors of the Company has adopted a policy regarding transactions between the Company and any officer, director or affiliate, including loan transactions, requiring that all such transactions be approved by a majority of the independent and disinterested members of the Board of Directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock by all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director, and all officers and directors of the Company as a group, as of (a) December 30, 1997 and (b) as adjusted to give effect to the sale of the 1,500,000 units offered hereby:

                                                                          Percent of Outstanding Stock(2)(3)
                                            Amount and Nature          -------------------------------------------
     Name of Beneficial Owner            of Beneficial Ownership(1)       Before Offering          After Offering
-------------------------------------   ----------------------------   ---------------------   -------------------
Alan R. Ackerman   ..................            1,985,345(4)          58.9%                   40.6%
Scott A. Wendel .....................               97,638              3.3                     2.2
Harold Doran ........................               36,052              1.2                     0.8
Jack Polak   ........................               12,017              0.4                     0.3
Leonard Gartner .....................               31,480(5)           1.1                     0.7
Michael Noel Russell ................                    0                0                       0
                                                 ---------             ----                    ----
All officers and directors as a group
 (5) persons ........................              177,187              5.9%                    4.0%
                                                 ---------             ----                    ----

------------
(1) Except as otherwise indicated, all stockholders have sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.
(2) The Company has a contingent obligation to issue additional shares of its stock to noteholders who previously elected to convert their indebtedness in August 1997 if the per Unit price realized in this Offering is less than $6.00. See "CERTAIN TRANSACTIONS."
(3) Percentages herein assume a base of 2,968,302 shares of Common Stock outstanding as of the date of this prospectus and a base of 4,468,302 shares of Common Stock outstanding immediately after the consummation of this offering.
(4)  Includes 402,776 shares of Common Stock underlying stock options granted.
(5)  Includes 10,000 shares of Common Stock underlying warrants issued.

                                 UNDERWRITING

     Underwriting. Subject to terms and conditions contained in an underwriting agreement ("Underwriting Agreement"), the underwriters named below, for whom Dupont Securities Group, Inc. is acting as a representative ("Representative") have severally agreed to purchase the number of Units from the Company set forth opposite their names below.

 Underwriters                                                   Number of Units
--------------                                                 ----------------
Total   ......
                                                            ----------------
     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Units are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the Units are purchased by the Underwriters pursuant to the Underwriting Agreement, all Units (other than the Units covered by the over-allotment option described below) must be so purchased.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the company's securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than they would otherwise be in the absence of such transactions. These transactions may be effected on the OTC Bulletin Board.

     The Company has been advised by the Representative that the Underwriters proposed to offer the Units to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the
Underwriters) at such price less a concession not to exceed $------   per Unit.
The Underwriters may allow, and such dealers may re-allow, discounts not in
excess of $------   per Unit to any other Underwriter and certain other
dealers.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Act. To the extent that this section may purport to provide exculpation from possible liabilities arising under the federal securities laws, it is the Commission that such indemnification is contrary to public policy and unenforceable.

     The Company has agreed to pay to the Underwriters a non-accountable expense allowance of 3 percent (3%) of the gross proceeds of this offering (including any securities purchased pursuant to the Underwriter's over-allotment option).

     Upon the exercise of any Warrants and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers and the Rules and Regulations of the Commission the Company has agreed to pay the Underwriters a commission equal to ten percent (10%) of the gross proceeds received by the Company from the exercise of the Warrants. No compensation will be paid to the Underwriters in connection with the exercise of the Warrants if
(a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in discretionary accounts, (c) the Warrants are exercised in an unsolicited transaction, (d) disclosure of compensation arrangements was not made at the time of the offering and the exercise of the Warrant, or (e) the solicitation of the exercise of the Warrant did not comply with Regulation M promulgated under the Securities Exchange Act of 1934.

     The Company has agreed to sell to the Representative or its designees, at nominal consideration, a total of 150,000 Warrants (the "Underwriters' Warrants") to purchase a like number of Units of the Company. The Underwriters' Warrants will be exercisable at a per Unit price of 120% of the public offering price per Unit. The Underwriters' Warrants will be exercisable for a period of 5 years commencing on the date of this Prospectus. Such Warrants and their underlying securities will not be transferable for 1 year from the date hereof except to other underwriters and selected dealers, officers and partners thereof. Any profit realized upon any resale of the Underwriters' Warrants or upon any sale of the shares of Common Stock or Warrants underlying the same may be deemed to be additional Underwriters' compensation. The Company has agreed to register (or file a post-effective amendment with respect to any registration statement registering) the Underwriters' Warrants and their underlying securities under the Securities Act at its expense subject to the rules and regulations of the National Association of Securities Dealers, Inc. during the period commencing on the first anniversary of the effective date and ending on the fifth anniversary of the effective date of this offering.

     In addition, the Company has agreed to include the Underwriters' Warrants and the underlying securities in any Registration Statement filed by the Company during the period commencing one year after the effective date of the offering and ending on the seventh anniversary of such effective date.

     For the life of the Underwriters' Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as such Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holder of such Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the Underwriters' Warrants.

     The Company has agreed to provide to the Representative the right to designate a member of its board of directors for a period of 3 years. The Representative has not designated any such representative to date. Prior to this offering, there has been no public market for the Units. Accordingly, the offering price of the Units was determined by negotiation between the Company and the Representative. Factors considered in determining such price, in addition to prevailing marketing conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the general condition of the securities market, and such other factors as were deemed relevant.

     The Underwriters do not intend to make sales to accounts over which they exercise discretionary authority in excess of 2% of the Units offered hereby.

                           DESCRIPTION OF SECURITIES


     The Company will issue pursuant to the Offering, 1,500,000 Units each consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant.

     The following summaries of the terms of the Company's securities is intended to address all material aspects of the Company's securities. With respect to Preferred Stock and Common Stock, the discussion is qualified in all respects by reference to the Certificate of Incorporation and By-Laws of the Company.

     Preferred Stock. The Board of Directors has the authority to issue 2,500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Company's common stock. At present, the Company has no plans to issue any of the Preferred Stock.


Common Stock

     The Company is authorized to issue 20,000,000 shares of Common Stock, $.01 par value, of which 2,968,302 shares are issued and outstanding. The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to 1 vote for each share held of record on all matters submitted to a vote of shareholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments once fully paid.

     Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to any prior rights accruing to any holders of preferred stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionately in all assets available for distribution to such holders. As of September 30, 1997, there were 70 registered holders of the Company's Common Stock.


Common Stock Purchase Warrants

     The following summary of the material provisions of the Warrants is qualified in all respect by reference to the actual text of the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part. See "ADDITIONAL INFORMATION."

     The Company is offering hereby an aggregate of 1,500,000 Warrants (1,725,000 if the Underwriters' over-allotment option is exercised in full). Each Warrant entitles the holder thereof to purchase, at any time from the date of this Prospectus through the fifth anniversary of the date of this Prospectus, one share of Common Stock at a price of $__ per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

     The Warrants are subject to redemption by the Company, at any time commencing 12 months after the date of this Prospectus, at a price of $.10 per Warrant upon 30 days prior written notice if the closing sale or bid price per share of the Common Stock equals or exceeds $9.00 per share for the 20 consecutive trading days ending on the fifteenth trading day prior to the mailing of the notice of the redemption. The exercise price of the Warrants should in no event be regarded as an indication of any future market price of the securities offered hereby.

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock. The Warrants do not confer upon holder any voting or any other rights as shareholders of the Company.

     The Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of Warrants and the resale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post-effective amendments to its registration statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws. Its failure to do so may restrict the ability of the Warrant holders to exercise the Warrants and resell or otherwise dispose of the underlying Common Stock. See "RISK FACTORS -- Non-Registration of Securities in Certain Jurisdictions."


Transfer Agent or Registrar

     The Transfer Agent and Registrar for the Company is North American Transfer Co., 147 W. Merrick Rd., Freeport, New York, 11520.


Shares Eligible for Future Sale

     Upon completion of this offering, members of management and other existing shareholders of the Company will own 2,968,302 shares of Common Stock of the Company, representing approximately 66% of the outstanding shares of Common Stock immediately following the offering. All of these shares are deemed "restricted securities" as defined by Rule 144 under the Securities Act of 1933, as amended (the "Act") and were acquired or were derived from securities purchased prior to the date hereof. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a 1-year holding period may, under certain circumstances, sell within any 3-month period a number of restricted securities which does not exceed the greater of one percent (1%) of the shares outstanding or the average weekly trading volume during the 4 calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a 2-year holding period without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock. The vast majority of shares issued prior to inception of the offering (other than shares held by affiliates and shares not issued yet pursuant to Warrants previously issued) may be sold pursuant to Rule 144 immediately after completion of the offering; however, the shareholders of the Company have agreed with the Underwriter not to offer or sell any shares of Common Stock for a period of 1 year following the date of this Prospectus.



                                 LEGAL MATTERS

     The validity of the securities offered by this Prospectus will be passed upon for the Company by Gravel and Shea, a Professional Corporation, of Burlington, Vermont. Lester Morse, P.C. of Great Neck, New York, has served as counsel to the Underwriter in connection with this offering.


                                    EXPERTS

     The consolidated financial statements of Worldwide Wireless Systems, Inc. as of June 30, 1997 and for the years ended June 30, 1997 and June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the substantial doubt about the Company's ability to continue as a going concern, as discussed in Note A to the Financial Statements) appearing in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock and Warrants to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares and Warrants offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected, without charge, at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 and 7 World Trade Center, Suite 1300, New York, NY 10048.Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC 20549, upon payment of certain fees prescribed by the Commission. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov).

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

                                   Contents

                                                                                             Page
                                                                                             -----
Independent Auditors' Report  ............................................................    F-2
Consolidated Financial Statements
 Balance sheets as of June 30, 1997 and September 30, 1997 (unaudited)  ..................    F-3
 Statements of operations for the years ended June 30, 1997 and 1996 and for the three month periods
   ended September 30, 1997 and 1996 (unaudited)   .......................................    F-4
 Statements of changes in capital deficiency for the years ended June 30, 1997 and 1996 and for the
   three months ended September 30, 1997 (unaudited)  ....................................    F-5
 Statements of cash flows for the years ended June 30, 1997 and 1996 and for the three month periods
   ended September 30, 1997 and 1996 (unaudited)   .......................................    F-6
 Notes to financial statements   .........................................................    F-7

                         INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Worldwide Wireless Systems, Inc.
Ascutney, Vermont

     We have audited the accompanying consolidated balance sheet of Worldwide Wireless Systems, Inc. and subsidiary (the "Company") as of June 30, 1997 and the related consolidated statements of operations and changes in capital deficiency and cash flows for the years ended June 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Worldwide Wireless Systems, Inc. and subsidiary as of June 30, 1997 and the consolidated results of their operations and their consolidated cash flows for the years ended June 30, 1997 and 1996 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has sustained operating losses since inception, has a working capital deficiency, is unable to pay debt currently due, and is delinquent in making certain lease payments to wireless channel license holders and sublessors. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Richard A. Eisner & Company, LLP

New York, New York
August 22, 1997

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                                                                              June 30,         September 30,
                                                                                1997               1997
                                                                             ---------------   --------------
                                                                                                (Unaudited)
                                                                                       ASSETS
                                                                                    (Note A)
Current assets:
Cash .....................................................................    $      9,028     $     2,532
Accounts receivable ......................................................           7,495           7,586
Advances to officer/stockholder ..........................................          22,299          23,170
Prepaid expenses and other current assets   ..............................          39,004          20,365
                                                                              ------------     -----------
    Total current assets  ................................................          77,826          53,653
Property and equipment, net (Notes B[2], C, E[4] and J) ..................       1,227,815       1,158,670
Wireless channel rights, net (Notes B[3] and D)   ........................         114,189         110,607
Installation labor, net (Note B[6])   ....................................          43,026          24,821
Deferred offering costs (Note K)   .......................................         155,000         195,000
Security deposits and other assets .......................................          15,776           1,776
                                                                              ------------     -----------
                                                                              $  1,633,632     $ 1,544,527
                                                                              ============     ===========
                                                                                   LIABILITIES
Current liabilities:
 Current portion of mortgages payable (Note E[4]) ........................    $      2,322     $     2,322
 Accounts payable (Notes D and F[2])  ....................................         539,038         563,208
 Accrued expenses (Notes A and I)  .......................................         612,174         739,069
 Litigation settlement payable (Note J)  .................................          35,000          35,000
 Notes payable (Notes A and I)  ..........................................       2,470,996       2,313,013
                                                                              ------------     -----------
    Total current liabilities   ..........................................       3,659,530       3,652,612
Mortgages payable (Note E[4])   ..........................................          69,286          68,755
                                                                              ------------     -----------
    Total liabilities  ...................................................       3,728,816       3,721,367
                                                                              ------------     -----------
Commitments, contingencies and other matters (Notes D, E, F, J and K)
                                                                            CAPITAL DEFICIENCY
Preferred stock - authorized 2,500,000 shares; none issued and outstanding
 Common stock - par value $.01 per share; authorized 20,000,000 shares;
 issued and outstanding, 2,858,961 and 2,968,302 at June 30, 1997 and
 September 30, 1997, respectively  .......................................          28,590          29,683
Additional paid-in capital   .............................................       1,095,181       3,470,694
Accumulated deficit ......................................................      (3,218,955)     (5,677,217)
                                                                              ------------     -----------
    Total capital deficiency .............................................      (2,095,184)     (2,176,840)
                                                                              ------------     -----------
                                                                              $  1,633,632     $ 1,544,527
                                                                              ============     ===========

       See independent auditors' report and notes to financial statements

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            Three Months Ended
                                                       Year Ended June 30,                     September 30,
                                                ----------------------------------   ---------------------------------
                                                    1997              1996               1997             1996
                                                ---------------   ----------------   ---------------   ---------------
                                                                                                (Unaudited)
Service revenue   ...........................    $    354,621      $    323,144       $     96,810      $    88,756
                                                 ------------      ------------       ------------      -----------
Costs and expenses:
 Service cost  ..............................         101,427            91,606             27,141           25,099
 Programming and license fees ...............         850,600           799,285            231,408          202,973
 Selling, general and administrative expenses         641,856           384,140          1,652,389          157,838
                                                 ------------      ------------       ------------      -----------
   Total costs and expenses   ...............       1,593,883         1,275,031          1,910,938          385,910
                                                 ------------      ------------       ------------      -----------
Operating loss before other expenses   ......      (1,239,262)         (951,887)        (1,814,128)        (297,154)
Other (expenses)/income:
 Interest expense ...........................        (401,831)         (172,410)          (644,681)         (97,028)
 Miscellaneous (expense)/income  ............         (43,440)           (6,948)               547            1,258
                                                 ------------      ------------       ------------      -----------
Net loss ....................................    $ (1,684,533)     $ (1,131,245)      $ (2,458,262)     $  (392,924)
                                                 ============      ============       ============      ===========
Net loss per share of common stock  .........    $      (0.49)     $      (0.33)      $      (0.72)     $     (0.12)
                                                 ============      ============       ============      ===========
Weighted average number of common
 shares  ....................................       3,404,812         3,389,368          3,404,812        3,404,812
                                                 ============      ============       ============      ===========

       See independent auditors' report and notes to financial statements

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Capital Deficiency




                                                          Common Stock         Additional
                                                         Par Value $.01
                                                     -----------------------    Paid-in        Accumulated
                                                      Shares        Amount      Capital         Deficit            Total
                                                     -----------   ---------   ------------   ---------------   ----------------

Balance - June 30, 1995   ........................    2,763,398     $27,634     $  354,613     $   (403,177)     $    (20,930)
Warrants issued in connection with financing   .                                    49,283                             49,283
Net loss   .......................................                                               (1,131,245)       (1,131,245)
                                                      ---------     -------     ----------     ------------      ------------
Balance - June 30, 1996   ........................    2,763,398      27,634        403,896       (1,534,422)       (1,102,892)
Litigation settlement paid by stockholders  ......                                 108,150                            108,150
Common stock issued on conversion of debt   .            95,000         950        296,550                            297,500
Common stock issued on settlement of interest               563           6          1,964                              1,970
Warrants issued in connection with financing   .                                   217,377                            217,377
Warrants issued for services .....................                                  67,244                             67,244
Net loss   .......................................                                               (1,684,533)       (1,684,533)
                                                      ---------     -------     ----------     ------------      ------------
Balance - June 30, 1997   ........................    2,858,961      28,590      1,095,181       (3,218,955)       (2,095,184)
Common stock issued on conversion of debt
 and interest ....................................      109,341       1,093        709,623                            710,716
Warrants issued in connection with financing   .                                   197,890                            197,890
Compensation charge in connection with issu-
 ance of option to officer/stockholder                                           1,468,000                          1,468,000
Net loss   .......................................                                               (2,458,262)       (2,458,262)
                                                      ---------     -------     ----------     ------------      ------------
Balance - September 30, 1997 (Unaudited) .........    2,968,302     $29,683     $3,470,694     $ (5,677,217)     $ (2,176,840)
                                                      =========     =======     ==========     ============      ============


       See independent auditors' report and notes to financial statements

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                                                                         Three Months Ended
                                                                  Year Ended June 30,                       September 30,
                                                             ----------------------------------   -------------------------------
                                                                 1997              1996               1997             1996
                                                             ----------------  ----------------   ----------------  -------------
                                                                                                    (Unaudited)
Cash flows from operating activities:
 Net loss  ................................................   $ (1,684,533)     $ (1,131,245)      $ (2,458,262)     $  (392,924)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation and amortization   ........................        406,706           395,783            118,960          103,232
   Loss on disposal of equipment   ........................         71,852                                                 2,000
   Noncash litigation settlement   ........................        108,150
   Warrants issued for services ...........................         67,244
   Noncash compensation charge in connection with
    option issued   .......................................                                           1,468,000
   Noncash interest charge on debt conversion  ............                                             382,690
   Amortization of debt discount   ........................        178,588            33,503            217,415           32,744
   Changes in:
    Accounts receivable   .................................            912            (4,878)               (91)           1,152
    Prepaid expenses and other current assets  ............          8,069             6,653             18,639           12,816
    Security deposits and other assets   ..................          2,500             1,435             14,000
    Accounts payable and accrued expenses   ...............         23,176           422,432            139,591         (185,169)
                                                              ------------      ------------       ------------      -----------
      Net cash used in operating activities ...............       (817,336)         (276,317)           (99,058)        (426,149)
                                                              ------------      ------------       ------------      -----------
Cash flows from investing activities:
 Purchase of property and equipment   .....................        (37,134)         (797,185)           (21,858)         (17,009)
 Proceeds from disposal of equipment  .....................         29,600
 Additions to installation labor   ........................        (13,890)          (16,485)            (6,170)          (4,380)
 Collections on (issuance of) notes receivable ............         20,000            (5,000)
                                                              ------------      ------------       ------------      -----------
      Net cash used in investing activities ...............         (1,424)         (818,670)           (28,028)         (21,389)
                                                              ------------      ------------       ------------      -----------
Cash flows from financing activities:
 Repayment of debt  .......................................         (2,009)           (3,910)              (531)            (488)
 Issuance of promissory notes and warrants  ...............        924,700         1,097,399            121,992          459,800
 Repayment of promissory notes  ...........................        (30,000)
 Deferred offering costs  .................................        (45,000)
 Advances to officer/stockholder   ........................        (22,299)                                (871)
                                                              ------------      ------------       ------------      -----------
      Net cash provided by financing activities   .........        825,392         1,093,489            120,590          459,312
                                                              ------------      ------------       ------------      -----------
Net increase (decrease) in cash ...........................          6,632            (1,498)            (6,496)          11,774
Cash at beginning of period  ..............................          2,396             3,894              9,028            2,396
                                                              ------------      ------------       ------------      -----------
Cash at end of period  ....................................   $      9,028      $      2,396       $      2,532      $    14,170
                                                              ------------      ------------       ------------      -----------
Supplemental disclosures of cash flow information:
 Cash paid for:
   Interest   .............................................   $     35,916      $     28,907       $      1,219      $    23,284
 Noncash transactions:
   Conversion of debt and interest into common stock   .      $    297,500                         $    328,026
   Deferred offering costs included in accrued expenses .     $    110,000                         $     40,000



       See independent auditors' report and notes to financial statements

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)


NOTE A -- The Company and Basis of Presentation



     Worldwide Wireless Systems Inc., a Delaware Corporation, ("Worldwide" or the "Company"), formerly known as Worldwide Wireless, Inc., through its wholly-owned subsidiary, is engaged in investing, leasing, and purchasing wireless channel rights (including multi-channel, multi-point distribution services ("MMDS") licenses and instructional television fixed services ("ITFS") licenses) and operating wireless cable systems and intends to provide telecommunications services (see Notes D and E[3]). Substantial financing will be required by the Company to fund its operating activities. There is no assurance that such financing will be available when needed or that the Company's efforts to develop its business will be successful.


     Prior to March 1995 Worldwide had no operations. In March 1995, the Company's founder and sole stockholder approved a merger with New England Wireless, Inc. ("NEWI"), a Vermont corporation through its wholly owned subsidiary, N.E.W. Acquisition Co., Inc. Accordingly, NEWI is treated as a predecessor entity and as the merger survivor, became the Company's wholly owned operating subsidiary. In connection with the merger, all of NEWI's 10,000 shares of outstanding common stock were exchanged for 801,156 shares of the Company's common stock. The merger was treated for accounting purposes as a capital transaction rather than a business combination. In connection with this recapitalization/reorganization, assets and liabilities were recorded at their historical amounts. Concurrent with the merger, the Company and creditors of NEWI agreed to exchange certain notes aggregating $1,164,000 in consideration of receiving 388,007 shares of the Company's common stock. In addition, Worldwide issued notes payable in the amount of $680,966 to its founder in exchange for debt of NEWI owed to him.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained recurring operating losses since inception and such losses are expected to continue. As a result, the Company has a substantial working capital deficiency and a capital deficiency and lacks the resources to repay its indebtedness which is due and payable on demand. In addition, the Company is delinquent in making the monthly lease payments for its tower site and to the wireless channel license holders and sublessors. These factors raise substantial doubt about the Company's ability to continue as a going concern. Continuation of the Company is dependent upon its ability to maintain its wireless channel rights under license, obtain additional debt or equity financing and, ultimately, upon its ability to achieve profitable operations. The financial statements do not include any adjustments concerning the recoverability or classification of recorded asset amounts or the amounts or classification of liabilities if the Company is unable to continue as a going concern.

     The Company is currently seeking financing and is contemplating an initial public offering of its securities (see Note K). There is no assurance, however, that such public offering will be consummated or that the Company's efforts will ultimately be successful.

     The Company's principal stockholder and creditor has requested a security interest in Worldwide's assets to secure repayment of indebtedness. This security interest will be subordinated to any security interests which the Company may provide in the future in connection with bank or institutional financing extended to it (see Note I).


NOTE B -- Summary of Significant Accounting Policies

     [1] Basis of preparation and use of estimates:

     The accompanying consolidated financial statements include the accounts of Worldwide Wireless Systems, Inc. and New England Wireless, Inc. in a manner similar to a pooling of interests (see Note A). Intercompany accounts and transactions between Worldwide, the parent and NEWI, its wholly owned subsidiary are eliminated in consolidation.

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE B -- Summary of Significant Accounting Policies  -- (Continued)


     [1] Basis of preparation and use of estimates: (continued)

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     [2] Property and equipment:

     Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets ranging from 5 - 7 years. The Company intends to modify certain of its equipment to provide for digital technology transmission of television programs. Unmodified equipment will be relocated and will continue to be used to transmit programs using existing technology.

     [3] Wireless channel rights:

     Wireless channel rights are carried at cost and amortized over their ten-year terms. Accumulated amortization at June 30, 1997 and September 30, 1997 is $44,755 and $48,337, respectively.

     [4] Net (loss) per share:

     Net (loss) per share has been computed based on the weighted average number of shares outstanding during each period presented. Pursuant to Securities and Exchange Commission rules, common shares issued and warrants granted by the Company at prices below the anticipated public offering price have been included in the calculation of common shares as if they were outstanding for all periods presented (using the treasury stock method and the anticipated public offering price). In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" which will provide a simplified standard for calculating basic earnings per share ("EPS"). When adopted, EPS calculations for prior periods will be restated as provided in the pronouncement. Management believes that the effects of adoption will not have a material effect on earnings per share.

     [5] Revenue recognition:

     Revenue from subscribers are recognized in the period that service is rendered. Installation fees are recognized as revenues upon subscriber hook-up to the extent of costs to obtain subscribers.

     [6] Installation labor:

     The Company capitalizes subcontractor and direct employee labor costs incurred in connection with the installation of its television reception equipment on subscriber premises. Amortization of such costs is based on the subscriber turnover rate estimated to be three years.

     [7] Credit and equipment concentration:


     The Company's customers are primarily located in the State of Vermont. Credit risk with respect to receivables is limited because of the number of customers comprising the Company's customer base. All of the Company's transmission equipment is located in the State of Vermont.


     [8] Impairment of long-lived assets:

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). During 1996, SFAS 121 established accounting standards for the impairment of long-lived assets, certain identifiable assets and goodwill related to those assets. There was no financial statement impact from the adoption of SFAS 121. The Company periodically reviews wireless channel rights and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such circumstances occur, the Company will evaluate the possible effects on the carrying amount of such assets.

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE B -- Summary of Significant Accounting Policies  -- (Continued)

     [9] Fair values of financial instruments:

     The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, accounts receivable, and other assets, accounts payable, and accrued expenses approximate fair value at June 30, 1997 because of the short maturity of these financial instruments. The estimated carrying value of the mortgages payable for financial statement purposes at June 30, 1997 and September 30, 1997 approximate fair value because the interest rates on these instruments approximate the prevailing market rate at those dates. The fair value estimates were based on the information available to management.

     [10] Recent pronouncements:

     The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure," No. 130, "Reporting Comprehensive Income," and No. 131, "Disclosures about Segments of an Enterprise and Related Information." Management believes that the adoption of these pronouncements will not significantly effect the information presented in the consolidated financial statements.

     [11] Interim financial information:

     The financial information presented as of September 30, 1997 and for the three-month periods ended September 30, 1997 and 1996 is unaudited, but in the opinion of management contains all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

NOTE C -- Property and Equipment

     Property and equipment consists of the following:


                                               June 30,      September 30,
                                                 1997            1997
                                              ------------   --------------
                                                              (Unaudited)
     Transmission equipment ...............    $1,183,809      $1,184,546
     Subscriber equipment   ...............       629,085         629,085
     Office furniture and equipment  ......       187,754         190,541
     Vehicles   ...........................        28,330          46,664
     Leasehold improvements ...............        65,300          65,300
     Building and land   ..................       127,487         127,487
                                               ----------      ----------
                                                2,221,765       2,243,623
     Accumulated depreciation  ............       993,950       1,084,953
                                               ----------      ----------
                                               $1,227,815      $1,158,670
                                               ==========      ==========


NOTE D -- Wireless Channel Rights

     The Company acquired wireless channel rights through license holders and sub-lessors of certain licenses. The Company's wireless channel rights are principally located in the Vermont market.

     The lease and sub-lease agreements frequently require initial fees followed by certain monthly fees based on subscriber volume, subject to certain minimum fees. Most of the agreements do not require minimum fees until the channel starts operations. During the years ended June 30, 1997 and 1996 and the three-month periods ended September 30, 1997 and 1996 the Company incurred approximately $94,000, $36,000, $21,000 and

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE D -- Wireless Channel Rights  -- (Continued)

$10,000 of lease fees, respectively. The Company is in arrears in paying the monthly fees to such license holders and sub-lessors. The accounts payable balance at June 30, 1997 includes approximately $158,000 of monthly fees payable to the license holders and sub-lessors of the wireless channel rights. The lease and sublease agreements contain provisions for the termination of the agreements in the event of nonpayment.

     The lease and sub-lease periods generally follow the periods corresponding to the actual Federal Communications Commission ("FCC") license dates with provisions for extensions upon license renewal from the FCC. The FCC licenses are typically granted for ten-year periods. The Company, as at June 30, 1997, is obligated to pay minimum fees to license holders or sub-lessors in future periods for channels which have begun operations as follows:

    Year Ending
     June 30,
   ------------
       1998  ............     $ 84,000
       1999  ............       60,000
       2000  ............       60,000
       2001  ............       60,000
       2002  ............       60,000
       Thereafter  ......      160,000
                              --------
                              $484,000
                              ========


NOTE E -- Commitments and Other Matters

     [1] Programming contracts:

     In connection with its distribution of television programming, the Company has fixed-term contracts with various program suppliers, such as ESPN, TMC and NESN. Contract terms range in length from one year to five years and expire at various dates through 1999. Most contracts are subject to automatic renewal upon expiration unless notice is given, by either party, of intent not to renew. These contracts require the Company to pay fees to program suppliers based on the number of subscribers and certain contracts are subject to a minimum charge ranging from $92 to $128 per month.

     [2] InterDigital Communications Corporation Agreement:

     In August 1997, the Company entered into an agreement with InterDigital Communications Corporation ("InterDigital") whereby, InterDigital will use the Company's service territory and facilities for testing certain of its proprietary technologies. In conjunction with the agreement, the Company is obligated to purchase equipment from InterDigital commencing January 1998. The estimated total cost of purchases will vary based on the number of subscriber units purchased and installed. Each subscriber unit will cost approximately $1,500 and related infrastructure equipment to support up to 500 subscriber units will cost approximately $250,000. In connection therewith, InterDigital made a bridge loan of $250,000 at an interest rate of prime (as declared by Citibank) plus 1% and is due the earlier of March 31, 1998 (original due date December 31, 1997) or the completion of the proposed public offering.

     In connection with the loan, the Company issued warrants for the purchase of 62,000 shares of common stock during either (i) the period commencing on the 14th month and ending on the 36th month following the completion of the contemplated offering at 50% of the offering price or (ii) January 1, 1998 through January 1, 2002 in the event the offering has not been declared effective by the Securities and Exchange Commission by December 31, 1997, the warrant exercise price will be set by the Board of Directors. The warrants have been valued at approximately $67,000 and will be accounted for as debt discount and will be amortized over the life of the loan. The effective interest rate on the note is 56%.

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE E -- Commitments and Other Matters  -- (Continued)

     [3] VocalTec, Inc. Agreement:

     In September 1997, the Company entered into an agreement with Vocal Tec, Inc. ("VocalTec") pursuant to which, the Company has agreed to purchase approximately $150,000 of telecommunications equipment and software products from VocalTec designed to permit telephone conferencing and facsimile services over the Internet. The Company has also agreed to share marketing and sales support activities with respect to the VocalTec Services provided by the Company.

     [4] Mortgages payable:

     The Company has entered into a first and second mortgage for certain property at the base of a future transmitting site. The mortgages bear interest at 8.0% and 8.75%, respectively. Aggregate monthly principal and interest payments total approximately $620, with the mortgages maturing in 2009 and 2023, respectively. Future principal payments on these mortgages as of June 30, 1997 are as follows:

  Year Ending
   June 30,
 ------------
     1998  ............    $ 2,000
     1999  ............      3,000
     2000  ............      3,000
     2001  ............      3,000
     2002  ............      3,000
     Thereafter  ......     58,000
                           -------
                           $72,000
                           =======

NOTE F -- Operating Leases

     [1] The Company has entered into a noncancellable operating lease for office facilities at one of its tower sites. The lease agreement is adjusted annually for the percentage increase based on the Consumer Price Index -- All Urban Consumers. The initial lease agreement expired in January 1997 and was renewed for an additional five year term. The lease agreement contains renewal options for up to two additional five-year periods on the existing terms and conditions. The future minimum lease obligations at June 30, 1997 are as follows:

 Year Ending
  June 30,
-------------
    1998   ............    $ 23,000
    1999   ............      23,000
    2000   ............      23,000
    2001   ............      23,000
    2002   ............      13,000
                           --------
                           $105,000
                           ========

     [2] The Company has entered into two operating leases with the same party to lease space at the location which the Company uses to broadcast its signal. The leases are adjusted annually for the percentage increase based on the Consumer Price Index - All Urban Consumers.

     The lease terms range from 8 - 10 years and the Company has the option to renew the leases at the end of the initial terms. The future minimum lease obligations at June 30, 1997 are as follows:

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE F -- Operating Leases  -- (Continued)


 Year Ending
  June 30,
-------------
    1998   ............    $ 58,000
    1999   ............      58,000
    2000   ............      35,000
    2001   ............      35,000
    2002   ............      26,000
                           --------
                           $212,000
                           ========

     The Company is in arrears in making their monthly lease payments. The accounts payable balance at June 30, 1997 includes approximately $23,000 payable on these leases. The lease agreements contain provisions for the termination of the agreements in the event of nonpayment.

     [3] The total rent expense incurred by the Company for operating leases for the years ended June 30, 1997, and 1996 and the three-month periods ended September 30, 1997 and 1996 was approximately $128,000, $131,000, $24,000 and
$34,000, respectively.

NOTE G -- Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the Company to recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     From inception through the date of the merger, NEWI had elected to be treated as an S corporation for federal and state income tax purposes, whereby, earnings and losses were included in the personal tax returns of the stockholders and are excluded from the net operating loss carryforward available for use by the Company to reduce future taxable income.

     At June 30, 1997, the Company has net operating loss carryforwards for income tax purposes aggregating approximately $3,008,000 which expire in the years 2010 through 2012. The use of these carryforwards may be limited on an annual basis pursuant to the Internal Revenue Code due to certain changes in ownership.

     The Company has provided a 100% valuation allowance for such asset since the likelihood of realization cannot be determined.

     Deferred taxes at June 30 are as follows:
                                                       1997          1996
                                                    ------------   ---------
Net operating losses - deferred tax asset  ......    $1,203,000     $594,000
Less valuation allowance thereon  ...............     1,203,000      594,000
                                                     ----------     --------
                                                     $   -0-        $  -0-
                                                     ==========     ========

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE H -- Stock Warrants

     Outstanding stock warrants issued with debt consist of the following at September 30, 1997:

                       Number of      Exercise      Expiration
                        Shares         Price           Date
                       -----------   ----------   --------------
            (i)          37,500         (A)            (A)
            (ii)         25,000         3.00           (A)
            (iii)        82,500         3.00       August 1998
            (iv)         15,000         3.00       December 1998
            (v)           7,500         3.00       January 1999
            (vi)          6,250         (A)            (A)
            (vii)        43,500         (A)            (A)
            (viii)       12,375         (A)            (A)
            (ix)         62,000         (A)            (A)
            (x)           1,250         (A)            (A)
            (xi)         65,000         (A)            (A)
            (xii)        15,000         (A)            (A)
            (xiii)       12,908         (A)            (A)


(A) The warrants are exercisable during either (i) the period commencing on the 14th month and ending on the 36th month following the completion of the contemplated offering at the lower of $3.00 or 50% of the offering price or (ii) January 1, 1998 through January 1, 2001 in the event the offering has not been declared effective by the Securities and Exchange Commission by December 31, 1997, at an exercise price to be set by the Board of Directors.

(i) Contingent warrants were issued with convertible promissory notes aggregating $150,000 in August 1995. The notes matured in June 1996. These contingent warrants were valued at approximately $18,000 and accounted for as debt discount and fully amortized over the term of the notes. In August 1997, the Company issued 15,000 new warrants and an additional 22,500 warrants to the same noteholders as the contingency regarding the August 1995 warrants did not occur and they were not issued. The Company recorded approximately $135,000 as a charge to interest expense in the three-month periods ended September 30, 1997 for such new warrants.

(ii) Warrants issued with a promissory note of $100,000, exercisable during a three-year period following an initial public offering. The note matured in October 1996 and remains unpaid. The warrants were valued at approximately $32,000 and accounted for as debt discount and amortized over the term of the note.

(iii) Warrants issued with promissory notes aggregating $330,000 in August 1996. The notes matured in March 1997 and remain unpaid. The warrants were valued at approximately $68,000 and accounted for as debt discount and amortized over the term of the notes.

(iv) Warrants issued with a promissory note of $60,000 in December 1996. The note matured in March 1997 and remains unpaid. The warrants were valued at approximately $12,000 and accounted for as debt discount and amortized over the term of the note.

(v)        Warrants issued with a promissory note of $30,000 in January 1997.
           The note matured in July 1997 and remains unpaid. The warrants were valued at approximately $6,000 and accounted for as debt discount and amortized over the term of the note.

(vi) Warrants issued in connection with a promissory note for $25,000 in April 1997. The note's due date was extended from December 1997 to March 1998. The warrants were valued at approximately $5,000 and accounted for as debt discount and are being amortized over the term of the note.

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE H -- Stock Warrants  -- (Continued)

(vii) Additional warrants issued upon conversion of two promissory notes in May 1997. The warrants were valued at approximately $45,000 and charged as interest expense in the year ended June 30, 1997.

(viii) Warrants issued in June 1997 to the holders of two promissory notes which matured in June and July 1996. The warrants were valued at approximately $13,000 and charged as interest expense in the year ended June 30, 1997.

(ix)       See Note E[2] - InterDigital Communications Corporation Agreement.

(x) Warrants issued with a convertible promissory note of $5,000 in April 1997. The note matures in October 1997. The warrants have been valued at approximately $1,000 and accounted for as debt discount and are being amortized over the term of the note.

(xi) Warrants issued in May and June 1997 in connection with services rendered. Recipients of such warrants included shareholders of the Company. The warrants have been valued at approximately $67,000 and have been included in selling, general and administrative expenses in the year ended June 30, 1997.

(xii) Warrants issued with a promissory note for $60,000 in July 1997. The note matures in December 1997. The warrants have been valued at approximately $16,000 and have been accounted for as debt discount and are being amortized over the term of the note.

(xiii) In August 1997, the Company agreed to issue warrants to purchase 12,908 shares of common stock to those NEWI noteholders who exchanged their notes for shares of the Company's common stock pursuant to the merger (see Note A). The warrants were issued at the rate of one warrant for every $4 of accrued interest payable. The warrants have been valued at approximately $47,000 and was recorded as a charge to interest expense in the three-month period ended September 30, 1997.


NOTE I -- Notes Payable

     Notes payable are summarized as follows:

                                                                               June 30,        September 30,
                                                                                 1997              1997
                                                                              --------------   --------------
                                                                                                (Unaudited)
  Notes payable to principal stockholder, interest at 7.5%  ...............    $1,586,065       $1,616,057
  Notes payable to stockholders, interest at 8.5% to 10% ..................       280,000          347,000
  Notes payable to third parties, interest at 7.5% to 10%   ...............       479,500          335,000
  Convertible promissory notes, interest at 7.5% to 8%   ..................       180,000           50,000
                                                                               ----------       ----------
                                                                                2,525,565        2,348,057
  Less unamortized debt discount ..........................................       (54,569)         (35,044)
                                                                               ----------       ----------
  Notes payable   .........................................................    $2,470,996       $2,313,013
                                                                               ==========       ==========


     Except for five notes aggregating $364,000 which mature between October 1997 and December 1997, the notes matured on various dates through July 1997 and are payable on demand. The Company lacks the resources to repay those notes.

     Certain notes payable aggregating $375,000 and $435,000 at June 30, 1997 and September 30, 1997, respectively are subject to an increased interest rate of 12%.

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE I -- Notes Payable  -- (Continued)

     Interest payable to stockholders of approximately $346,000 and $385,000 at June 30, 1997 and September 30, 1997, respectively is included in accrued expenses. Principal of $30,000 was paid to the principal stockholder in June 1997.

     Notes for $35,000, $52,500 and $210,000 were converted into 10,000 shares, 15,000 shares and 70,000 shares in October 1996, January 1997 and May 1997, respectively.

     In August 1997, the Company made an offer to all holders of its promissory notes as of March 31,1997 to exchange the notes and accrued interest for common stock at the lower of $3.00 or 50% of the offering price per share. Holders of notes aggregating $299,500 plus accrued interest of $28,526 opted to convert their notes and interest into 109,341 shares, converted using $3.00 per share. In the event the proposed offering price (Note K) is less than $6.00 per unit, the Company will need to issue a proportional number of additional shares. In connection with the conversion, the Company recorded additional interest expense of approximately $383,000 for the difference between the estimated fair value of the common stock issued and the value of the notes and accrued interest.

     Interest incurred on debt for the years ended June 30, 1997 and 1996 and the three-month periods ended September 30, 1997 and 1996 was approximately $189,000, $110,000, $47,000 and $41,000, respectively, including approximately $155,000, $82,000, $39,000 and $27,000, respectively, due to stockholders.

NOTE J -- Litigation and Contingencies

     The Company's President instituted a lawsuit against an ex-employee claiming defamation by the ex-employee. In October 1996, the ex-employee filed a counterclaim against the Company and its President alleging wrongful termination, misconduct by the President and violations of Securities and Exchange Commission Regulations. Subsequent to June 30, 1997, the Company settled the counterclaim for $155,000, $120,000 of which is covered by insurance. The remaining $35,000 is to be borne by the Company of which $10,000 was advanced by the insurance carrier and is to be repaid by the Company and the Company issued a noninterest bearing promissory note for $25,000, due on or before November 10, 1997 and secured by certain real estate and the Company's common stock owned by the Company's President. Included in selling, general and administrative expenses for the year ended June 30, 1997, is a charge for $35,000 related to the settlement.

     In January 1997, the Company settled a claim of wrongful termination instituted by a former employee. The settlement terms included 36,050 shares transferred from two stockholders, including one who is an officer of the Company and an agreement to use the plaintiff's corporation as an exclusive marketing agency to obtain customers for the Company within the states of Vermont and New York for years beginning March 1, 1997. During the two year period, the Company shall pay a $45 fee for each subscriber enrolled through the plaintiff's corporation. The shares transferred on settlement, have been valued at approximately $108,000 and have been included in selling, general and administrative expenses in the year ended June 30, 1997. From March 1, 1997 through September 30, 1997, the Company incurred $10,845 in fees for subscribers enrolled through the plaintiff's corporation and the amount owed at September 30, 1997 was $1,038.

     In April 1997, the Company's President and its wholly owned subsidiary NEWI was sued by one of the original investors and the ex-wife of another original investor claiming that the President misrepresented material facts about himself and NEWI and they relied on these representations when deciding to invest in NEWI. The suit was dismissed in November 1997.

     In April 1997, a former employee filed a complaint with the Vermont Attorney General's office ("AGO") alleging sexual harassment in the workplace. The former employee raised the same claims with the Vermont

                WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

               (Unaudited with respect to September 30, 1997 and
              for the periods ended September 30, 1997 and 1996)

NOTE J -- Litigation and Contingencies  -- (Continued)

Department of Employment and Training ("DOE&T") when seeking unemployment compensation. The DOE&T has denied the claim for unemployment compensation. The Company believes the former employee's complaint filed with AGO to be wholly without merit but has indicated to the AGO a willingness to mediate the claim.

     The proceedings are at an early stage and the Company is not able to determine the likelihood that it will prevail nor the likely magnitude of damages awarded in the event it should not prevail.

NOTE K -- Proposed Public Offering

     The Company is undertaking a proposed initial public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection with the offering, the Company has incurred and anticipates incurring additional substantial expenses which, if the offering is not consummated, will be charged to expense.

     The Company expects to offer 1,500,000 units at $6.50 per unit. Each unit consists of one share of common stock and one redeemable warrant. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of 120% of the offering price.

NOTE L -- Stock Option

     In August 1997, the Company granted an option to purchase 402,776 shares of common stock to the Company's principal stockholder. The option is exercisable during the period commencing on the 14th month and ending on the 36th month following completion of the contemplated public offering at the lower of $3.00 or 50% of the proposed offering price per share. The option has been valued by the Company at approximately $1,468,000, using the Black-Scholes pricing model, and has been recorded as compensation expense in the three month period ended September 30, 1997. In estimating the value of the option pursuant to the provisions of Statement of Financial Accounting Standards No. 123, the Company used the following assumptions:

       Risk free interest rate  ......    6.50%
       Expected life   ...............   3 years
       Expected volatility   .........    0.40
       Dividend yield  ...............    0.00%

NOTE M -- Subsequent Events

     In October 1997, the Company issued 7,500 warrants to an individual for services rendered. The warrants are exercisable on the same terms as those noted in Note H(A). The warrants have been valued at approximately $31,000 and will be recorded as a charge to operations in the year ending June 30, 1998.

================================================================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY WORLDWIDE WIRELESS, INC. TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION STATED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      -----------------------------------

                               TABLE OF CONTENTS


                                      Page
                                      ----
PROSPECTUS SUMMARY   ............        3
THE COMPANY .....................        3
THE OFFERING   ..................        5
SUMMARY FINANCIAL INFORMATION            6
RISK FACTORS   ..................        7
DILUTION ........................       15
USE OF PROCEEDS   ...............       17
DIVIDEND POLICY   ...............       17
CAPITALIZATION ..................       18
SELECTED FINANCIAL DATA .........       19
MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDI-
   TION AND RESULTS OF OPERA-
   TIONS                                20
BUSINESS ........................       23
MANAGEMENT  .....................       36
CERTAIN TRANSACTIONS ............       40
PRINCIPAL STOCKHOLDERS  .........       41
UNDERWRITING   ..................       41
DESCRIPTION OF SECURITIES  ......       43
LEGAL MATTERS  ..................       44
EXPERTS  ........................       44
ADDITIONAL INFORMATION  .........       45
FINANCIAL STATEMENTS ............       F-1


UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================


                                1,500,000 Units




                       WORLDWIDE WIRELESS SYSTEMS, INC.




                                 Consisting of
                              1,500,000 Shares of

                                  Common Stock
                                      and

                              1,500,000 Redeemable

                                  Common Stock
                               Purchase Warrants







                      -----------------------------------
                                   PROSPECTUS
                      -----------------------------------







                         Dupont Securities Group, Inc.




                                        , 1997





================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 25. Other Expenses of Issuance and Distribution.


     Registration Fee   ....................................     $    7,045
     NASD Filing Fee .......................................          2,000
     NASDAQ SmallCap Marketsm Fee   ........................         10,000
     Printing and Engraving   ..............................        100,000
     Legal Fees and Expenses  ..............................        200,000
     Accounting Fees and Expenses   ........................        175,000
     Transfer Agent Fees   .................................         10,000
     State Filing Fees and Blue Sky Expenses ...............         50,000
     Underwriter's non-accountable expense allowance  ......        292,500
     Miscellaneous   .......................................        128,455
           Total  ..........................................     $  975,000(1)


------------
(1) All Figures Estimated


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted under the Delaware General Business Law, the Company's Certificate of Incorporation and By-Laws provide for indemnification of a Director or Officer under certain circumstances against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a Director or Officer. In addition, the Company's charter documents provide for the elimination of Directors' liability to the Company or its stockholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law, or illegal personal gain.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, Officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such Director, Officer, or controlling person of the Company in connection with the Securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication by such court of such issue.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The sales of securities of the Company described below were exempt from registration under the Act, in reliance upon the exemptions afforded by Section 4(2) of the Act and Regulation D promulgated thereunder for transactions not involving a public offering. All certificates evidencing such sales bear an appropriate restrictive legend, and to the best knowledge of the Company, all purchasers of the Company's securities, other than certain persons who acquired such shares in exchange for shares of New England Wireless, Inc., were accredited investors at the times of such purchases.

     On March 11, 1995, the Company issued 801,156 shares of its common stock for the common stock of 31 former shareholders of NEW in connection with the merger of NEW into its wholly owned subsidiary. In addition, the Company issued 388,007 shares of its stock in cancellation of $1,164,000 of indebtedness of NEW owed to its note holders, including Alan R. Ackerman.

     During 1995, the Company issued 40,000 shares of its stock to 3 individuals at a price of $3.00 per share.

     On April 14, 1995 the Company issued a promissory note to an accredited investor in the amount of $150,000 due on demand after 180 days. The note carried an interest rate of 7.5%.

     On August 21, 1995, the Company issued $150,000 of convertible promissory notes to 5 accredited investors with annual interest rates of 8%. The notes were due and payable on June 30, 1996. The notes afford the holders thereof the right to convert into shares of the Company's common stock at $3.50, and also afford the holders of the notes "piggy-back" registration rights with respect to such shares as to any registration statements filed by the Company after completion of its initial public offering.

     On August 22, 1995, the Company issued a promissory note to an accredited investor in the amount of $25,000 due on demand after 180 days. The note carried an interest rate of 7.5%.

     During December 21, 1995 through January 4, 1996, the Company issued convertible promissory notes in an aggregate principal amount of $87,500 at an annual interest rate of 7.5% (increasing to 12% if not timely paid) to 2 investors. These notes were converted into 25,000 shares of the Company's common stock at a price of $3.50 per share.

     In January 1996, the Company issued a promissory note to an accredited investor in the amount of $24,500 due on demand after 180 days. The note carried an interest rate of 7.5%

     On April 4, 1996, the Company issued a promissory note to an accredited investor in the principal amount of $100,000 with an annual interest rate of 8.5% (increasing to 12% if not timely paid) due 180 days after issuance. The note provided for the issuance of 25,000 Warrants (issued during April 1997) to purchase the Company's common stock at the lesser of $3.00 or 50% of the public offering price for a period from the 14th month until the 36th month after completion of a public offering of the Company's stock.

     On August 29, 1996, the Company completed a private placement of $330,000 of promissory notes with attached Warrants to five investors. The notes provided an annual interest rate of 10%, and for conversion into the Company's common stock at $3.00 per share. The notes were due on March 1, 1997. The Warrants entitle the holders thereof to purchase an aggregate of 82,500 shares of the Company's common stock at the lesser of $3.00 per share or 50% of the price per share of the Company's common stock in a public offering of its securities.

     On December 19, 1996 and January 7, 1997, the Company issued 2 promissory notes with attached warrants to accredited investors in the aggregate principal amount of $90,000 with an interest rate of 10%. The notes were due on March 1, 1997 and on July 7, 1997. The warrants entitle the holders thereof to purchase an aggregate of 22,500 shares of the Company's common stock at the lesser of $3.00 or 50% of the public offering price.

     On March 31, 1997 and April 23, 1997, the Company issued an aggregate of $30,000 in promissory notes to two investors. One note, in the principal amount of $5,000, carries an interest rate of 7.5% per annum and is due 180 days from issuance. The note is convertible into common stock at $3.00 per share. The other note, in the principal amount of $25,000, carries an interest rate of prime +1% (increasing to 12% per annum if not timely paid) and is due on March 31, 1998. The Company also issued warrants to purchase an aggregate of 7,500 shares of its common stock at the lower of $3.00 or 50% of the price per share of the Company's common stock in a public offering of its securities exercisable during the period from the 14th month through the 36th month after the completion of the offering.

     On May 21, 1997, the Company issued a promissory note to InterDigital Communications Corporation in the amount of $250,000. The note carries an interest rate of prime +1% (increasing to 12% per annum if not timely paid) and is due on March 31, 1998. The Company also issued warrants to purchase 62,000 shares of its common stock at 50% of the price per share of the Company's common stock in a public offering of its securities exercisable during the period from the 14th month until the 36th month after the completion of the offering.

     In May 1997, an investor converted $210,000 of indebtedness of the Company in return for 70,000 shares of the Company's common stock and 43,500 warrants to purchase the Company's common stock exercisable at the lesser of $3.00 per share or 50% of the price per share of the Company's common stock in a public offering of its securities.

     In June 1997, the Company issued warrants to purchase 12,375 shares of the Company's common stock to holders of 2 promissory notes. The warrants are execisable at the lesser of $3.00 or 50% of the public offering price.

     In July 1997, the Company issued 2 promissory notes to accredited investors in the aggregate amount of $84,000 at an interest rate of 7.5% due in 180 days, payable on demand. The Company also issued warrants to purchase 15,000 shares of the Company's common stock at the lesser of $3.00 or 50% of the public offering price.

     In August 1997, the Company made an offer to all existing noteholders to issue shares of its common stock in exchange for outstanding indebtedness at a price equal to the lesser of $3.00 per share or 50% of the price per share of the Company's common stock in a public offering of its securities. To date, noteholders have elected to convert $299,500 in principal and $28,526 in interest into 109,341 shares of its common stock. The Company will have to issue pro-rated additional shares of its stock to such persons to the extent that the per Unit price in this offering is less than $6.00.

     In August 1997, in consideration of delays which it has experienced in securing financing necessary to pursue its operations, the Company has agreed to issue Warrants to purchase 12,908 shares of its common stock to persons who previously elected to exchange their indebtedness of NEW for shares of the Company's common stock in connection with the Company's acquisition of NEW through a merger with its subsidiary in March, 1995.

     In September 1997, the Company issued a promissory note to an accredited investor in the amount of $8,000 at an interest rate of 7.5% due in 180 days on demand.

     At September 30, 1997, except for notes aggregating $389,000 (which mature during October 1997 through March 1998), the Company is in default of its obligations under its notes. Its noteholders could take action to enforce the Company's obligations and such action, if taken, could materially and adversely affect the Company.

     On October 20, 1997 and November 11, 1997, the Company issued 2 promissory notes to accredited investors in the amount of $30,000 with an interest rate of 7.5% and $100,000 with an interest rate of 8.5%, respectively. The notes are due 10 days after receipt of payment by the Company pursuant to a public offering of its common stock or on April 30, 1998, whichever occurs first.

     On October 31, 1997, the Company issued warrants to purchase a total of 37,500 shares to holders of 5 promissory notes in consideration of delays in repaying their indebtedness. The warrants are exercisable at the lesser of $3.00 or 50% of the public offering price during the period commencing on the 14th month and ending on the 36th month following the contemplated offering.

     In August 1997, the Company issued an option to purchase 402,776 of its shares of common stock to Alan R. Ackerman, its principal stockholder, in consideration of past services rendered to the Company. The option is exercisable at the lesser of $3.00 or 50% of the public offering price for a period commencing on the 14th month and ending on the 36th month following completion of the contemplated offering.

     In connection with services rendered, the Company issued warrants to purchase 72,500 shares of the Company's common stock at the lesser of $3.00 or 50% of the public offering price for a period commencing on the 14th month and ending on the 36th month after the completion of a public offering of the Company's common stock.

     Except for transactions with Alan R. Ackerman, as noted, all of these transactions were with unaffiliated persons.

ITEM 27. EXHIBITS.

Exhibit #     Description
-----------   -----------------------------------------------------------------------------------------
   1.1        Underwriting Agreement
   1.2        Agreement Among Underwriters
   1.3        Selected Dealers Agreement
   1.4        Lock-up Agreement
  +3.1        Certificate of Incorporation
  +3.2        By-Laws
   3.3        Certificate for Renewal and Revival of Charter
 ++4.1        Form of Stock Certificate
  +4.2        Selected pages of Certificate of Incorporation defining number of shares of common stock
   4.3        Form of Warrant Agreement and Warrant Certificate
   4.4        Form of Underwriter's Unit Purchase Warrant
  +5.1        Form of Opinion re: legality of securities
 +10.1        MMDS Channel Lease Agreement
 +10.2        Lease Agreement between Glenn Martin and Elouise Martin
 +10.3        OFS Channel Lease Agreement with Ivan Nachman
 +10.4        OFS Channel Lease Agreement with Blake Twedt
 +10.5        OFS Channel Lease Agreement with John Dudeck
 +10.6        MMDS Channel Lease Agreement with New England Wireless
 +10.7        Agreement between Vermont ETV and New England Wireless
 +10.8        Agreement between Vermont ETV and New England Wireless
 +10.9        Commercial Lease between Kevin McGovern and New England Wireless
 +10.10       Ascutney Associates, Inc. Lease Agreement
 +10.11       Beta-Site Agreement with Interdigital Communications Corporation
 +10.12       Note and Mortgage and Assumption Agreement
++10.13       Secured Promissory Note to Alan Ackerman
  10.14       Security Agreement to Alan R. Ackerman
  10.15       VocalTec, Inc. Agreement
  10.16       Form of Promissory Notes Outstanding (Form C)
  10.17       Form of Promissory Notes Outstanding (Form D)
  10.18       Form of Promissory Notes Outstanding (Form E)
  10.19       Form of Promissory Notes Outstanding (Form F)
  10.20       Form of Promissory Notes Outstanding (Form G)
  10.21       Form of Warrants Outstanding (Form A)
  10.22       Form of Warrants Outstanding (Form B)
  10.23       Form of Warrants Outstanding (Form C)
  10.24       Form of Warrants Outstanding (Form D)
  10.25       Form of Warrants Outstanding (Form E)
++11.1        Statement of Earnings per share
 +15.1        Letter acknowledging use of interim unaudited financial statements*
++21.1        Statement of Subsidiaries
++23.1        Consent of Counsel
++23.2        Consent of Independent Auditors
 +24.1        Power of Attorney
 +27.1        Financial Data Schedule



 + Previously filed
++ Previously filed exhibit is revised in this amendment.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     1. The undersigned Registrant hereby undertakes:

   (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement;

   (b) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

   (c) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

   (d) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (e) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Company hereby undertakes that, if relying on Rule 430A under the Securities Act:

     (a) for determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be treated as part of this Registration Statement as of the time the Commission declared it effective.

     (b) for determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be treated as a new registration statement for the securities offered in this Registration Statement and that offering of the securities at that time shall be treated as the initial bona fide offering of those securities.

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned.


                                        WORLDWIDE WIRELESS SYSTEMS, INC.


                                        By: /s/ Scott A. Wendel
                                      ----------------------------------------
                                        Scott A. Wendel
                                        President and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


      Signature                             Title                             Date
----------------------   -------------------------------------------   ------------------
/s/ Scott A. Wendel      President and Chief Executive Officer          December 31, 1997
/s/ Harold Doran         (Chief Financial Officer) (Chief Account-      December 31, 1997
                         ing Officer) Secretary-Treasurer, Director
/s/ Jack Polak           Director                                       December 31, 1997

                               INDEX TO EXHIBITS

Exhibit #     Description
-----------   -----------------------------------------------------------------------------------------
   1.1        Underwriting Agreement
   1.2        Agreement Among Underwriters
   1.3        Selected Dealers Agreement
   1.4        Lock-up Agreement
  +3.1        Certificate of Incorporation
  +3.2        By-Laws
   3.3        Certificate for Renewal and Revival of Charter
 ++4.1        Form of Stock Certificate
  +4.2        Selected pages of Certificate of Incorporation defining number of shares of common stock
   4.3        Form of Warrant Agreement and Warrant Certificate
   4.4        Form of Underwriter's Unit Purchase Warrant
  +5.1        Form of Opinion re: legality of securities
 +10.1        MMDS Channel Lease Agreement
 +10.2        Lease Agreement between Glenn Martin and Elouise Martin
 +10.3        OFS Channel Lease Agreement with Ivan Nachman
 +10.4        OFS Channel Lease Agreement with Blake Twedt
 +10.5        OFS Channel Lease Agreement with John Dudeck
 +10.6        MMDS Channel Lease Agreement with New England Wireless
 +10.7        Agreement between Vermont ETV and New England Wireless
 +10.8        Agreement between Vermont ETV and New England Wireless
 +10.9        Commercial Lease between Kevin McGovern and New England Wireless
 +10.10       Ascutney Associates, Inc. Lease Agreement
 +10.11       Beta-Site Agreement with Interdigital Communications Corporation
 +10.12       Note and Mortgage and Assumption Agreement
++10.13       Secured Promissory Note to Alan Ackerman
  10.14       Security Agreement to Alan R. Ackerman
  10.15       VocalTec, Inc. Agreement
  10.16       Form of Promissory Notes Outstanding (Form C)
  10.17       Form of Promissory Notes Outstanding (Form D)
  10.18       Form of Promissory Notes Outstanding (Form E)
  10.19       Form of Promissory Notes Outstanding (Form F)
  10.20       Promissory Notes Outstanding (Form G)
  10.21       Form of Warrants Outstanding (Form A)
  10.22       Form of Warrants Outstanding (Form B)
  10.23       Form of Warrants Outstanding (Form C)
  10.24       Form of Warrants Outstanding (Form D)
  10.25       Form of Warrants Outstanding (Form E)
++11.1        Statement of Earnings per share
 +15.1        Letter acknowledging use of interim unaudited financial statements*
++21.1        Statement of Subsidiaries
++23.1        Consent of Counsel
++23.2        Consent of Independent Auditors
 +24.1        Power of Attorney
 +27.1        Financial Data Schedule



     + Previously filed.
     ++ Previously filed exhibit is revised in this amendment.